As filed with the Securities and Exchange Commission on July 25, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

APOLLO GLOBAL MANAGEMENT, LLC

(Exact Name of Registrant as Specified in Its Governing Instruments)

Delaware	20-8880053
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John J. Suydam, Esq.

Chief Legal Officer

and Chief Compliance Officer

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Monica K. Thurmond, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEES

Title of Securities Being Registered	Amount Being Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A shares to be sold by selling shareholders	31,193,081 shares	$412,372,531	$47,257.89

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act. The offering price and registration fee are based upon the average of the high and low sale prices for the common stock of Apollo Global Management, LLC reported by the New York Stock Exchange on July 20, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Apollo Global Management, LLC

31,193,081 Class A Shares

Representing Class A Limited Liability Company Interests

The information included or incorporated by reference in this prospectus relates solely to the resale of up to an aggregate of 31,193,081 Class A shares, representing Class A limited liability company interests of Apollo Global Management, LLC, by the selling shareholders identified in this prospectus (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest). The selling shareholders acquired the Class A shares in the exempt offerings, both of which closed on August 8, 2007 and which we refer to as the “Private Offering Transactions.” We are registering the offer and sale of the Class A shares to satisfy registration rights we have granted to the selling shareholders. Our Class A shares are listed on the New York Stock Exchange, or the “NYSE,” under the symbol “APO.”

The selling shareholders may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of these Class A shares by the selling shareholders. We have agreed to pay all expenses relating to registering the securities. The selling shareholders will pay any brokerage commissions and/or similar charges incurred for the sale of these Class A shares.

Investing in our Class A shares involves risks. You should read the section entitled “Risk Factors” beginning on page 2 for a discussion of certain risk factors that you should consider before investing in our Class A shares. These risks include:

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Apollo Global Management, LLC is managed by our manager, which is controlled and owned by our managing partners. Our manager and its affiliates have limited fiduciary duties to us and our shareholders, which may permit them to favor their own interests to the detriment of us and our shareholders.

•	Our Class A shareholders will have only limited voting rights on matters affecting our businesses and will have no right to elect our manager.

•

Our organizational documents do not limit our ability to enter into new lines of businesses, and we may expand into new investment strategies, geographic markets and businesses without shareholder consent, each of which may result in additional risks and uncertainties in our businesses.

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As discussed in “Material Tax Considerations—Material U.S. Federal Tax Considerations,” Apollo Global Management, LLC will be treated as a partnership for U.S. Federal income tax purposes and you will therefore be subject to taxation on your allocable share of items of income, gain, loss, deduction and credit of Apollo Global Management, LLC. You may not receive cash distributions equal to your allocable share of our net taxable income or even in an amount sufficient to pay the tax liability that results from that income.

•

The United States Congress has considered legislation that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. Federal income tax purposes under the publicly traded partnership rules. If similar legislation or regulation were to be enacted and to apply to us, we would incur a material increase in our tax liability, which could result in a reduction in the value of our Class A shares.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Dated July 25, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Commission using a “shelf” registration process.

The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. See “Plan of Distribution.”

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In considering the performance information included in or incorporated by reference in this prospectus relating to our funds, prospective Class A shareholders should bear in mind that the performance of our funds is not indicative of the possible performance of our Class A shares and is also not necessarily indicative of the future results of our funds, even if fund investments were in fact liquidated on the dates indicated, and there can be no assurance that our funds will continue to achieve, or that future funds will achieve, comparable results.

In addition, an investment in our Class A shares is not an investment in any of the Apollo funds, and the assets and revenues of our funds are not directly available to us. This prospectus is solely an offer with respect to Class A shares.

The distribution of this prospectus and the offering and sale of the Class A shares in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the Class A shares in any jurisdiction in which such offer or invitation would be unlawful.

VALUATION AND RELATED DATA

This prospectus contains valuation data relating to the Apollo funds and related data that have been derived from such funds. When considering the valuation and related data presented in this prospectus, you should bear in mind that the historical results of the private equity, capital markets and real estate funds that Apollo has managed or sponsored in the past are not indicative of the future results that you should expect from the Apollo funds or from us.

TERMS USED IN THIS PROSPECTUS

When used in this prospectus, unless the context otherwise requires:

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“AAA” refers to AP Alternative Assets, L.P., a Guernsey limited partnership that generally invests alongside certain of our private equity funds and directly in certain of our capital markets funds and in other transactions that we sponsor and manage; the common units of AAA are listed on Euronext Amsterdam N.V.’s Euronext Amsterdam by NYSE Euronext, which we refer to as “Euronext Amsterdam”;

•	“APO Corp.” refers to APO Corp., a Delaware corporation and a wholly-owned subsidiary of Apollo Global Management, LLC;

•	“Apollo,” “we,” “us,” “our” and the “company” refer collectively to Apollo Global Management, LLC and its subsidiaries, including the Apollo Operating Group and all of its subsidiaries;

i

•	“Apollo funds” and “our funds” refer to the funds, alternative asset companies and other entities that are managed by the Apollo Operating Group;

•

“Apollo Operating Group” refers to (i) the limited partnerships through which our managing partners currently operate our businesses and (ii) one or more limited partnerships formed for the purpose of, among other activities, holding certain of our gains or losses on our principal investments in the funds, which we refer to as our “principal investments”;

•	“Artus” refers to Apollo/Artus Investors 2007-1, L.P.;

•

“Assets Under Management,” or “AUM,” refers to the investments we manage or with respect to which we have control, including capital we have the right to call from our investors pursuant to their capital commitments to various funds. Our AUM equals the sum of:

(i) the fair value of our private equity investments plus the capital that we are entitled to call from our investors pursuant to the terms of their capital commitments plus non-recallable capital to the extent a fund is within the commitment period in which management fees are calculated based on total commitments to the fund;

(ii) the net asset value, or “NAV,” of our capital markets funds, other than certain senior credit funds, which are structured as collateralized loan obligations (such as Artus, which we measure by using the mark-to-market value of the aggregate principal amount of the underlying collateralized loan obligations) or certain collateralized loan obligation and collateralized debt obligation credit funds that have a fee generating basis other than mark-to-market asset values, plus used or available leverage and/or capital commitments;

(iii) the gross asset values or net asset values of our real estate entities and the structured portfolio vehicle investments included within the funds we manage, which includes the leverage used by such structured portfolio vehicles;

(iv) the incremental value associated with the reinsurance investments of the portfolio company assets that we manage; and

(v) the fair value of any other investments that we manage plus unused credit facilities, including capital commitments for investments that may require pre-qualification before investment plus any other capital commitments available for investment that are not otherwise included in the clauses above.

Our AUM measure includes Assets Under Management for which we charge either no or nominal fees. Our definition of AUM is not based on any definition of Assets Under Management contained in our operating agreement or in any of our Apollo fund management agreements. We consider multiple factors for determining what should be included in our definition of AUM. Such factors include but are not limited to (1) our ability to influence the investment decisions for existing and available assets; (2) our ability to generate income from the underlying assets in our funds; and (3) the AUM measures that we use internally or believe are used by other investment managers. Given the differences in the investment strategies and structures among other alternative investment managers, our calculation of AUM may differ from the calculations employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers.

Fee-generating AUM consists of assets that we manage and on which we earn management fees or monitoring fees pursuant to management agreements on a basis that varies among the Apollo funds. Management fees are normally based on “net asset value,” “gross assets,” “adjusted par asset value,” “adjusted cost of all unrealized portfolio investments,” “capital commitments,” “adjusted assets,” “stockholders’ equity,” “invested capital” or “capital contributions,” each as defined in the applicable management agreement. Monitoring fees for AUM purposes are based on the total value of certain structured portfolio vehicle investments, which normally include leverage, less any portion of such total value that is already considered in fee-generating AUM.

Non-fee generating AUM consists of assets that do not produce management fees or monitoring fees. These assets generally consist of the following: (a) fair value above invested capital for those funds that earn management fees based on invested capital, (b) net asset values related to general partner and co-investment ownership, (c) unused credit facilities, (d) available commitments on those funds that generate management fees on invested capital, (e) structured portfolio vehicle investments that do not generate monitoring fees and (f) the difference between gross assets and net asset value for those funds that earn management fees based on net asset value. We use non-fee generating AUM combined with fee-generating AUM as a performance measurement of our investment activities, as well as to monitor fund size in relation to professional resource and infrastructure needs. Non-fee generating AUM includes assets on which we could earn carried interest income.

•	“BRH” refers to BRH Holdings GP, Ltd;

•

“carried interest,” “incentive income” and “carried interest income” refer to interests granted to Apollo by an Apollo fund that entitle Apollo to receive allocations, distributions or fees calculated by reference to the performance of such fund or its underlying investments;

•	“contributing partners” refers to those of our partners (and their related parties) who indirectly own (through Holdings) Apollo Operating Group units;

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“Holdings” means AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership through which our managing partners and our contributing partners hold their Apollo Operating Group units;

•	“IRS” refers to the Internal Revenue Service;

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“managing partners” refers to Messrs. Leon Black, Joshua Harris and Marc Rowan collectively and, when used in reference to holdings of interests in Apollo or Holdings, includes certain related parties of such individuals;

•	“our manager” means AGM Management, LLC, a Delaware limited liability company that is controlled by our managing partners;

•

“permanent capital” means capital of funds that do not have redemption provisions or a requirement to return capital to investors upon exiting the investments made with such capital, except as required by applicable law; such funds may be required, or elect, to return all or a portion of capital gains and investment income;

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“private equity investments” refers to (i) direct or indirect investments in existing and future private equity funds managed or sponsored by Apollo, (ii) direct or indirect co-investments with existing and future private equity funds managed or sponsored by Apollo, (iii) direct or indirect investments in securities which are not immediately capable of resale in a public market that Apollo identifies but does not pursue through its private equity funds, and (iv) investments of the type described in (i) through (iii) above made by Apollo funds; and

•	“Strategic Investors” refers to the California Public Employees’ Retirement System, or “CalPERS,” and an affiliate of the Abu Dhabi Investment Authority, or “ADIA.”

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents which have been filed with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 9, 2012.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed with the Commission on May 11, 2012.

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Our Current Reports on Form 8-K, filed with the Commission on January 6, 2012, February 10, 2012, February 24, 2012, April 6, 2012, May 8, 2012, June 5, 2012, June 18, 2012, July 9, 2012 and July 20, 2012.

All documents and reports that we file with the Commission (other than any portion of such filings that are furnished under applicable Commission rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the termination of the offering of securities pursuant to this prospectus, shall be incorporated by reference in this prospectus from the date of filing of such documents.

Upon request, we will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing or telephoning us at the following address:

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Telephone: (212) 515-3200

You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Except as described above or elsewhere in this registration statement, no other information is incorporated by reference in this prospectus (including, without limitation, information on our website).

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary sets forth the material terms of this offering, but does not contain all of the information that you should consider before investing in our Class A shares. You should read the entire prospectus carefully, including the information incorporated by reference herein and the section entitled “Risk Factors,” our financial statements and the related notes and management’s discussion and analysis thereof incorporated by reference in this prospectus, before making an investment decision to purchase our Class A shares.

Company Overview

We have three business segments: private equity, capital markets and real estate. We also manage (i) AAA, a publicly listed permanent capital vehicle, which invests substantially all of its capital in or alongside Apollo-sponsored entities, funds, and other investments, and (ii) several strategic investment accounts established to facilitate investments by third-party investors directly in Apollo-sponsored funds and other transactions.

As a global alternative investment manager, we earn ongoing management and transaction and advisory fees. We also earn income based on the performance of our funds, and investment income from our investments as general partner and other direct investments. Carried interest from our private equity, certain of our capital markets and certain of our real estate funds allocates to us a portion of the investment gains that are generated on third-party capital that we invest and typically equals 20% of the returns generated after returning invested capital and fund expenses, and subject to preferred returns to the fund’s limited partners. Our ability to generate carried interest is an important element of our business and has historically accounted for a significant portion of our income.

Our financial results are highly variable, since carried interest (which generally constitutes a large portion of the income from the funds we manage), and the transaction and advisory fees that we receive, can vary significantly from quarter to quarter and year to year. We manage our business and monitor our performance with a focus on long-term performance, an approach that mirrors the investment horizons of the funds we manage and is driven by the investment returns of our funds.

Recent Developments

During December 2011, Apollo announced an agreement to merge Stone Tower Capital LLC and its related management companies (“Stone Tower”), a leading alternative credit manager, into Apollo’s capital markets business. The transaction closed on April 2, 2012. Apollo believes the Stone Tower transaction will bolster Apollo’s position as one of the world’s largest and most diverse credit managers by adding significant scale and several new credit product capabilities. Stone Tower manages approximately $18.7 billion of AUM that was not included in Apollo’s AUM as of March 31, 2012.

On May 8, 2012, Apollo declared a cash distribution of $0.25 per Class A share, which was paid on May 30, 2012 to holders of record on May 21, 2012.

The Offering

This prospectus relates to the resale of Class A shares held by the selling shareholders identified under “Selling Shareholders” or a supplement to this prospectus. We will not receive any of the proceeds from the sale of these Class A shares by the selling shareholders.

RISK FACTORS

Any investment in the Class A shares involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus, the following factors should be considered carefully before making an investment in the Class A shares. You should also consider the various risk factors incorporated by reference in this prospectus. See “Incorporation of Documents by Reference” and “Available Information.” If any of these risks were to occur, the Company’s business, financial condition or operating results could be harmed, which may reduce our ability to pay dividends on or redeem the Class A shares. In addition, the trading price of the Class A shares may be adversely affected. You may lose all or part of your investment.

Risks Relating to Investing in this Offering

The market price and trading volume of our Class A shares may be volatile, which could result in rapid and substantial losses for our shareholders.

The market price of our Class A shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our Class A shares may fluctuate and cause significant price variations to occur. If the market price of our Class A shares declines significantly, you may be unable to resell your Class A shares at or above your purchase price, if at all. The market price of our Class A shares may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A shares or result in fluctuations in the price or trading volume of our Class A shares include:

•	variations in our quarterly operating results or dividends, which variations we expect will be substantial;

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our policy of taking a long-term perspective on making investment, operational and strategic decisions, which is expected to result in significant and unpredictable variations in our quarterly returns;

•	failure to meet analysts’ earnings estimates;

•	publication of research reports about us or the investment management industry or the failure of securities analysts to cover our Class A shares;

•	additions or departures of our managing partners and other key management personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by shareholders;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community;

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changes or proposed changes in laws or regulations or differing interpretations thereof affecting our businesses or enforcement of these laws and regulations, or announcements relating to these matters;

•	a lack of liquidity in the trading of our Class A shares;

•	adverse publicity about the asset management industry generally or individual scandals, specifically; and

•	general market and economic conditions.

In addition, from time to time, management may also declare special quarterly distributions based on investment realizations. Volatility in the market price of our Class A shares may be heightened at or around times of investment realizations as well as following such realization, as a result of speculation as to whether such a distribution may be declared.

An investment in Class A shares is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us.

This prospectus is solely an offer with respect to Class A shares, and is not an offer directly or indirectly of any securities of any of our funds. Class A shares are securities of Apollo Global Management, LLC only. While our historical consolidated and combined financial information includes financial information, including assets and revenues, of certain Apollo funds on a consolidated basis, and our future financial information will continue to consolidate certain of these funds, such assets and revenues are available to the fund and not to us except through management fees, incentive income, distributions and other proceeds arising from agreements with funds, as discussed in more detail in this prospectus.

Our Class A share price may decline due to the large number of shares eligible for future sale and for exchange into Class A shares.

The market price of our Class A shares could decline as a result of sales of a large number of our Class A shares or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. As of June 30, 2012, we had 126,460,740 Class A shares outstanding. The Class A shares reserved under our equity incentive plan are increased on the first day of each fiscal year by (i) the amount (if any) by which (a) 15% of the number of outstanding Class A shares and Apollo Operating Group units exchangeable for Class A shares on a fully converted and diluted basis on the last day of the immediately preceding fiscal year exceeds (b) the number of shares then reserved and available for issuance under our equity incentive plan, or (ii) such lesser amount by which the administrator may decide to increase the number of Class A shares. Taking into account grants of RSUs and options made through March 31, 2012, 36,990,031 Class A shares remained available for future grant under our equity incentive plan. In addition, Holdings may at any time exchange its Apollo Operating Group units for up to 240,000,000 Class A shares on behalf of our managing partners and contributing partners. We may also elect to sell additional Class A shares in one or more future primary offerings.

As of March 31, 2012, our managing partners and contributing partners, through their partnership interests in Holdings, owned an aggregate of 65.5% of the Apollo Operating Group units. Subject to certain procedures and restrictions (including the vesting schedules applicable to our managing partners and contributing partners and any applicable transfer restrictions and lock-up agreements) each managing partner and contributing partner has the right, upon 60 days’ notice prior to a designated quarterly date, to exchange the Apollo Operating Group units for Class A shares. These Class A shares are eligible for resale from time to time, subject to certain contractual restrictions and Securities Act limitations.

Our managing partners and contributing partners (through Holdings) have the ability to cause us to register the Class A shares they acquire upon exchange of their Apollo Operating Group units. Such rights will be exercisable beginning March 30, 2013.

The Strategic Investors will have the ability to cause us to register any of their non-voting Class A shares beginning March 30, 2013 and, generally, may only transfer their non-voting Class A shares prior to such time to its controlled affiliates.

We have on file with the Commission a registration statement on Form S-8 covering the shares issuable under our equity incentive plan. Subject to vesting and contractual lock-up agreements, such shares will be freely tradable.

We cannot assure you that our intended quarterly distributions will be paid each quarter or at all.

Our intention is to distribute to our Class A shareholders on a quarterly basis substantially all of our net after-tax cash flow from operations in excess of amounts determined by our manager to be necessary or appropriate to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with applicable laws and regulations, to service our indebtedness or to provide for future distributions to our Class A shareholders for any ensuing quarter. The declaration, payment and determination of the amount of our quarterly distribution, if any, will be at the sole discretion of our manager, who may change our dividend policy at any time. We cannot assure you that any distributions, whether quarterly or otherwise, will or can be paid. In making decisions regarding our quarterly dividend, our manager considers general economic and business conditions, our strategic plans and prospects, our businesses and investment opportunities, our financial condition and operating results, working capital requirements and anticipated cash needs, contractual restrictions and obligations, legal, tax, regulatory and other restrictions that may have implications on the payment of dividends by us to our common shareholders or by our subsidiaries to us, and such other factors as our manager may deem relevant.

Our managing partners’ beneficial ownership of interests in the Class B share that we have issued to BRH, the control exercised by our manager and anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control.

Our managing partners, through their ownership of BRH, beneficially own the Class B share that we have issued to BRH. The managing partners’ interests in such Class B share represented 79.0% of the total combined voting power of our shares entitled to vote as of December 31, 2011. As a result, they are able to exercise control over all matters requiring the approval of shareholders and are able to prevent a change in control of our company. In addition, our operating agreement provides that so long as the Apollo control condition is satisfied, our manager, which is owned and controlled by our managing partners, manages all of our operations and activities. The control of our manager will make it more difficult for a potential acquirer to assume control of us. Other provisions in our operating agreement may also make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our shareholders. For example, our operating agreement requires advance notice for proposals by shareholders and nominations, places limitations on convening shareholder meetings, and authorizes the issuance of preferred shares that could be issued by our board of directors to thwart a takeover attempt. In addition, certain provisions of Delaware law may delay or prevent a transaction that could cause a change in our control. The market price of our Class A shares could be adversely affected to the extent that our managing partners’ control over us, the control exercised by our manager as well as provisions of our operating agreement discourage potential takeover attempts that our shareholders may favor.

We are a Delaware limited liability company, and there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the Delaware General Corporation Law (DGCL) in a manner that may be less protective of the interests of our Class A shareholders.

Our operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. However, under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of dividend, or (iv) a transaction from which the director derived an improper personal benefit. In addition, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent provided by law. However, under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful. Accordingly, our operating agreement may be less protective of the interests of our Class A shareholders, when compared to the DGCL, insofar as it relates to the exculpation and indemnification of our officers and directors.

Our shareholders do not elect our manager or vote and have limited ability to influence decisions regarding our businesses.

So long as the Apollo control condition is satisfied, our manager, AGM Management, LLC, which is owned by our managing partners, will manage all of our operations and activities. AGM Management, LLC is managed by BRH, a Cayman entity owned by our managing partners and managed by an executive committee composed of our managing partners. Our shareholders do not elect our manager, its manager or its manager’s executive committee and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting our businesses and therefore limited ability to influence decisions regarding our businesses. Furthermore, if our shareholders are dissatisfied with the performance of our manager, they will have little ability to remove our manager. The managing partners collectively had 79.0% of the voting power of Apollo Global Management, LLC as of December 31, 2011. Therefore, they have the ability to control any shareholder vote that occurs, including any vote regarding the removal of our manager.

Risks Related to Taxation

You will be subject to U.S. Federal income tax on your share of our taxable income, regardless of whether you receive any cash dividends from us.

Under current law, so long as we are not required to register as an investment company under the Investment Company Act and 90% of our gross income for each taxable year constitutes “qualifying income” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) on a continuing basis, we will be treated, for U.S. Federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. You will be subject to U.S. Federal, state, local and possibly, in some cases, foreign income taxation on your allocable share of our items of income, gain, loss, deduction and credit for each of our taxable years ending with or within your taxable year, regardless of whether or not you receive cash distributions from us. Accordingly, you may be required to make tax payments in connection with your ownership of Class A shares that significantly exceed your cash distributions in any specific year.

If we are treated as a corporation for U.S. Federal income tax purposes, the value of the Class A shares would be adversely affected.

The value of your investment will depend in part on our company being treated as a partnership for U.S. Federal income tax purposes, which requires that 90% or more of our gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Code, and that we are not required to register as an investment company under the Investment Company Act and related rules. Although we intend to manage our affairs so that our partnership will meet the 90% test described above in each taxable year, we may not meet these requirements or, as discussed below, current law may change so as to cause, in either event, our partnership to be treated as a corporation for U.S. Federal income tax purposes. If we were treated as a corporation for U.S. Federal income tax purposes, (i) we would become subject to corporate income tax and (ii) distributions to shareholders would be taxable as dividends for U.S. Federal income tax purposes to the extent of our earnings and profits.

Current law may change, causing us to be treated as a corporation for U.S. Federal or state income tax purposes or otherwise subjecting us to entity level taxation. Because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, our distributions to you would be reduced.

Although not enacted, the U.S. Congress has considered legislation that would have: (i) in some cases after a ten-year transition period, precluded us from qualifying as a partnership or required us to hold carried interest through taxable corporations; and (ii) taxed certain income and gains at increased rates. If similar legislation were to be enacted and apply to us, the value of our Class A shares could be adversely affected.

The U.S. Congress, the IRS and the U.S. Treasury Department have recently examined the U.S. Federal income tax treatment of private equity funds, hedge funds and other kinds of investment partnerships. The present U.S. Federal income tax treatment of a holder of Class A shares and/or our own taxation as described under “Material Tax Considerations— Material U.S. Federal Tax Considerations” may be adversely affected by any new legislation, new regulations or revised interpretations of existing tax law that arise as a result of such examinations. In May 2010, the U.S. House of Representatives passed legislation (the “May 2010 House Bill”) that would have, in general, treated income and gains, including gain on sale, attributable to an interest in an investment services partnership interest (“ISPI”) as income subject to a new blended tax rate that is higher than under current law, except to the extent such ISPI would have been considered under the legislation to be a qualified capital interest. The interests of Class A shareholders and our interests in the Apollo Operating Group that are entitled to receive carried interest may be classified as ISPIs for purposes of this legislation. The United States Senate considered, but did not pass, similar legislation. On February 14, 2012, Representative Levin introduced similar legislation (the “2012 Levin Bill”) that would tax carried interest at ordinary income rates (which would be higher than the proposed blended rate in the May 2010 House Bill). It is unclear when or whether the U.S. Congress will pass such legislation or what provisions would be included in any legislation, if enacted.

Both the May 2010 House Bill and the 2012 Levin Bill provide that, for taxable years beginning ten years after the date of enactment, income derived with respect to an ISPI that is not a qualified capital interest and that is treated as ordinary income under the rules discussed above would not meet the qualifying income requirements under the publicly traded partnership rules. Therefore, if similar legislation were to be enacted, following such ten-year period, we would be precluded from qualifying as a partnership for U.S. Federal income tax purposes or be required to hold all such ISPIs through corporations, possibly U.S. corporations. If we were taxed as a U.S. corporation or required to hold all ISPIs through corporations, our effective tax rate would increase significantly. The federal statutory rate for corporations is currently 35%. In addition, we could be subject to increased state and local taxes. Furthermore, holders of Class A shares could be subject to tax on our conversion into a corporation or any restructuring required in order for us to hold our ISPIs through a corporation.

On September 12, 2011, the Obama administration submitted similar legislation to Congress in the American Jobs Act that would tax income and gain, now treated as capital gains, including gain on disposition of interests attributable to an ISPI, at rates higher than the capital gains rate applicable to such income under current law, with an exception for certain qualified capital interests. The proposed legislation would also characterize certain income and gain in respect of ISPIs as non-qualifying income under the publicly traded partnership rules after a ten-year transition period from the effective date, with an exception for certain qualified capital interests. This proposed legislation follows several prior statements by the Obama administration in support of changing the taxation of carried interest. Furthermore, in the proposed American Jobs Act, the Obama administration proposed that current law regarding the treatment of carried interest be changed for taxable years ending after December 31, 2012 to subject such income to ordinary income tax. In its published revenue proposal for 2013, the Obama administration proposed that the current law regarding treatment of carried interest be changed to subject such income to ordinary income tax. The Obama administration’s published revenue proposals for 2010, 2011 and 2012 contained similar proposals.

States and other jurisdictions have also considered legislation to increase taxes with respect to carried interest. For example, New York has periodically considered legislation under which you could be subject to New York state income tax on income in respect of our common units as a result of certain activities of our affiliates in New York, although it is unclear when or whether such legislation would be enacted.

On February 22, 2012, the Obama administration announced its framework of key elements to change the U.S. Federal income tax rules for businesses. Few specifics were included, and it is unclear what any actual legislation could provide, when it would be proposed, or its prospects for enactment. Several parts of the framework, if enacted, could adversely affect us. First, the framework could reduce the deductibility of interest for corporations in some manner not specified. A reduction in interest deductions could increase our tax rate and thereby reduce cash available for distribution to investors or for other uses by us. Such a reduction could also limit our ability to finance new transactions and increase the effective cost of financing by companies in which we invest, which could reduce the value of our carried interest in respect of such companies. The framework also suggests that some entities currently treated as partnerships for tax purposes could be subject to an entity-level income tax similar to the corporate income tax. If such a proposal caused us to be subject to additional entity-level taxes, it could reduce cash available for distribution to investors or for other uses by us. The framework reiterates the President’s support for treatment of carried interest as ordinary income, as provided in the President’s revenue proposal for 2013 described above. However, whether the President’s framework will actually be enacted by the government is unknown, and the ultimate consequences of tax reform legislation, if any, are also presently not known.

In view of the potential significance of any such U.S. Federal income tax law changes and the fact that there are likely to be ongoing developments in this area, each prospective holder of Class A shares should consult its own tax advisor to determine the U.S. Federal income tax consequences to it of acquiring and holding Class A shares.

Our structure involves complex provisions of U.S. Federal income tax law for which no clear precedent or authority may be available. Our structure is also subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

The U.S. Federal income tax treatment of holders of Class A shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. Federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. Federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The IRS pays close attention to the proper application of tax laws to partnerships and entities taxed as partnerships. The present U.S. Federal income tax treatment of an investment in our Class A shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. See “Material Tax Considerations—Material U.S. Federal Tax Considerations—Administrative Matters—Possible New Legislation or Administrative or Judicial Action.” Changes to the U.S. Federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. Federal income tax purposes that is not taxable as a corporation, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in our Class A shares. For example, as discussed above under “—Although not enacted, the U.S. Congress has considered legislation that would have: (i) in some cases after a ten-year transition period, precluded us from qualifying as a partnership or required us to hold carried interest through taxable corporations; and (ii) taxed certain income and gains at increased rates. If similar legislation were to be enacted and apply to us, the value of our Class A shares could be adversely affected,” the U.S. Congress has considered various legislative proposals to treat all or part of the capital gain and dividend income that is recognized by an investment partnership and allocable to a partner affiliated with the sponsor of the partnership (i.e., a portion of the carried interest) as ordinary income to such partner for U.S. federal income tax purposes.

Our operating agreement permits our manager to modify our operating agreement from time to time, without the consent of the holders of Class A shares, to address certain changes in U.S. Federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all holders of Class A shares. For instance, our manager could elect at some point to treat us as an association taxable as a corporation for U.S. Federal (and applicable state) income tax purposes. If our manager were to do this, the U.S. Federal income tax consequences of owning our Class A shares would be materially different. Moreover, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders of Class A shares in a manner that reflects such beneficial ownership of items by holders of Class A shares, taking into account variation in ownership interests during each taxable year because of trading activity. However, those assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Code and/or Treasury regulations and could require that items of income, gain, deductions, loss or credit, including interest deductions, be adjusted, reallocated or disallowed in a manner that adversely affects holders of Class A shares.

Our interests in certain of our businesses are held through entities that are treated as corporations for U.S. Federal income tax purposes; such corporations may be liable for significant taxes and may create other adverse tax consequences, which could potentially, adversely affect the value of your investment.

In light of the publicly traded partnership rules under U.S. Federal income tax law and other requirements, we hold our interests in certain of our businesses through entities that are treated as corporations for U.S. Federal income tax purposes. Each such corporation could be liable for significant U.S. Federal income taxes and applicable state, local and other taxes that would not otherwise be incurred, which could adversely affect the value of your investment. Furthermore, it is possible that the IRS could challenge the manner in which such corporation’s taxable income is computed by us.

Changes in U.S. tax law could adversely affect our ability to raise funds from certain foreign investors.

Under the U.S. Foreign Account Tax Compliance Act, or FATCA, all entities in a broadly defined class of foreign financial institutions, or FFIs, are required to comply with a complicated and expansive reporting regime or, beginning in 2014, be subject to a 30% United States withholding tax on certain U.S. payments (and beginning in 2015, a 30% withholding tax on gross proceeds from the sale of U.S. stocks and securities) and non-U.S. entities which are not FFIs are required to either certify they have no substantial U.S. beneficial ownership or to report certain information with respect to their substantial U.S. beneficial ownership or, beginning in 2014, be subject to a 30% U.S. withholding tax on certain U.S. payments (and beginning in 2015, a 30% withholding tax on gross proceeds from the sale of U.S. stocks and securities). The reporting obligations imposed under FATCA require FFIs to enter into agreements with the IRS to obtain and disclose information about certain investors to the IRS. Regulations implementing FATCA have not yet been finalized. Recently issued proposed regulations if finalized would delay the implementation of certain reporting requirements under FATCA but no assurance can be given that the proposed regulations will be finalized or that any final regulations will include any delay. Accordingly, some foreign investors may hesitate to invest in U.S. funds until there is more certainty around FATCA implementation. In addition, the administrative and economic costs of compliance with FATCA may discourage some foreign investors from investing in U.S. funds, which could adversely affect our ability to raise funds from these investors.

We may hold or acquire certain investments through an entity classified as a PFIC or CFC for U.S. Federal income tax purposes.

Certain of our investments may be in foreign corporations or may be acquired through a foreign subsidiary that would be classified as a corporation for U.S. Federal income tax purposes. Such an entity may be a passive foreign investment company, or a “PFIC,” or a controlled foreign corporation, or a “CFC,” for U.S. Federal income tax purposes. For example, APO (FC), LLC is considered to be a CFC for U.S. Federal income tax purposes. Class A shareholders indirectly owning an interest in a PFIC or a CFC may experience adverse U.S. tax consequences, including the recognition of taxable income prior to the receipt of cash relating to such income. In addition, gain on the sale of a PFIC or CFC may be taxable at ordinary income tax rates. See “Material Tax Considerations—Material U.S. Federal Tax Considerations—Taxation of Holders of Class A Shares—Passive Foreign Investment Companies and Controlled Foreign Corporations.”

Complying with certain tax-related requirements may cause us to forego otherwise attractive business or investment opportunities or enter into acquisitions, borrowings, financings or arrangements we may not have otherwise entered into.

In order for us to be treated as a partnership for U.S. Federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, we must meet the qualifying income exception discussed above on a continuing basis and we must not be required to register as an investment company under the Investment Company Act. In order to effect such treatment we (or our subsidiaries) may be required to invest through foreign or domestic corporations, forego attractive business or investment opportunities or enter into borrowings or financings we may not have otherwise entered into. This may cause us to incur additional tax liability and/or adversely affect our ability to operate solely to maximize our cash flow. Our structure also may impede our ability to engage in certain corporate acquisitive transactions because we generally intend to hold all of our assets through the Apollo Operating Group. In addition, we may be unable to participate in certain corporate reorganization transactions that would be tax free to our holders if we were a corporation. To the extent we hold assets other than through the Apollo Operating Group, we will make appropriate adjustments to the Apollo Operating Group agreements so that distributions to Holdings and us would be the same as if such assets were held at that level. Moreover, we are precluded by a contract with one of the Strategic Investors from acquiring assets in a manner that would cause that Strategic Investor to be engaged in a commercial activity within the meaning of Section 892 of the Code.

Tax gain or loss on disposition of our Class A shares could be more or less than expected.

If you sell your Class A shares, you will recognize a gain or loss equal to the difference between the amount realized and your adjusted tax basis allocated to those Class A shares. Prior distributions to you in excess of the total net taxable income allocated to you will have decreased the tax basis in your Class A shares. Therefore, such excess distributions will increase your taxable gain, or decrease your taxable loss, when the Class A shares are sold and may result in a taxable gain even if the sale price is less than the original cost. A portion of the amount realized, whether or not representing gain, may be ordinary income to you.

We cannot match transferors and transferees of Class A shares, and we have therefore adopted certain income tax accounting conventions that may not conform with all aspects of applicable tax requirements. The IRS may challenge this treatment, which could adversely affect the value of our Class A shares.

Because we cannot match transferors and transferees of Class A shares, we have adopted depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to holders of Class A shares. It also could affect the timing of these tax benefits or the amount of gain on the sale of Class A shares and could have a negative impact on the value of Class A shares or result in audits of and adjustments to the tax returns of holders of Class A shares.

The sale or exchange of 50% or more of our capital and profit interests will result in the termination of our partnership for U.S. Federal income tax purposes. We will be considered to have been terminated for U.S. Federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all holders of Class A shares and could result in a deferral of depreciation deductions allowable in computing our taxable income.

Non-U.S. persons face unique U.S. tax issues from owning our Class A shares that may result in adverse tax consequences to them.

In light of our investment activities, we may be, or may become, engaged in a U.S. trade or business for U.S. Federal income tax purposes, in which case some portion of our income would be treated as effectively connected income with respect to non-U.S. holders of our Class A shares, or “ECI.” Moreover, dividends paid by an investment that we make in a real estate investment trust, or “REIT,” that are attributable to gains from the sale of U.S. real property interests and sales of certain investments in interests in U.S. real property, including stock of certain U.S. corporations owning significant U.S. real property, may be treated as ECI with respect to non-U.S. holders of our Class A shares. In addition, certain income of non-U.S. holders from U.S. sources not connected to any U.S. trade or business conducted by us could be treated as ECI. To the extent our income is treated as ECI, each non-U.S. holder generally would be subject to withholding tax on its allocable share of such income, would be required to file a U.S. Federal income tax return for such year reporting its allocable share of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. Federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on their allocable share of such income. In addition, certain income from U.S. sources that is not ECI allocable to non-U.S. holders may be reduced by withholding taxes imposed at the highest effective applicable tax rate.

An investment in Class A shares will give rise to UBTI to certain tax-exempt holders.

We will not make investments through taxable U.S. corporations solely for the purpose of limiting UBTI from “debt-financed” property and, thus, an investment in Class A shares will give rise to UBTI to tax-exempt holders of Class A shares. APO Asset Co., LLC may borrow funds from APO Corp. or third parties from time to time to make investments. These investments will give rise to UBTI from “debt-financed” property. Moreover, if the IRS successfully asserts that we are engaged in a trade or business, then additional amounts of income could be treated as UBTI.

We do not intend to make, or cause to be made, an election under Section 754 of the Internal Revenue Code to adjust our asset basis or the asset basis of certain of the Apollo Operating Group partnerships. Thus, a holder of Class A shares could be allocated more taxable income in respect of those Class A shares prior to disposition than if such an election were made.

We did not make and currently do not intend to make, or cause to be made, an election to adjust asset basis under Section 754 of the Code with respect to us. Each of Apollo Management Holdings, L.P. and the Apollo Operating Group entities controlled by Apollo Management Holdings, L.P. has made such an election while, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo

Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P. and Apollo Principal Holdings IX, L.P. have not made such election and currently do not intend to make the election. If no such election is made, there will generally be no adjustment for a transferee of Class A shares even if the purchase price of those Class A shares is higher than the Class A shares’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale of an asset, gain allocable to a transferee could include built-in gain allocable to the transferor at the time of the transfer, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made. See “Material Tax Considerations—Material U.S. Federal Tax Considerations—Administrative Matters—Tax Elections.”

Class A shareholders may be subject to state and local taxes and return filing requirements as a result of investing in our Class A shares.

In addition to U.S. Federal income taxes, our Class A shareholders may be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if our Class A shareholders do not reside in any of those jurisdictions. Our Class A shareholders may also be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, Class A shareholders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each Class A shareholder to file all U.S. Federal, state and local tax returns that may be required of such Class A shareholder.

We may not be able to furnish to each Class A shareholder specific tax information within 90 days after the close of each calendar year, which means that holders of Class A shares who are U.S. taxpayers should anticipate the need to file annually a request for an extension of the due date of their income tax return. In addition, it is possible that Class A shareholders may be required to file amended income tax returns.

As a publicly traded partnership, our operating results, including distributions of income, dividends, gains, losses or deductions and adjustments to carrying basis, will be reported on Schedule K-1 and distributed to each Class A shareholder annually. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for us. For this reason, Class A shareholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year.

In addition, it is possible that a Class A shareholder will be required to file amended income tax returns as a result of adjustments to items on the corresponding income tax returns of the partnership. Any obligation for a Class A shareholder to file amended income tax returns for that or any other reason, including any costs incurred in the preparation or filing of such returns, are the responsibility of each Class A shareholder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain forward looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this prospectus, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new private equity, capital markets or real estate funds, market conditions, generally; our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds and litigation risks, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in this prospectus and the Company’s Form 10-K filed with the Commission on March 9, 2012, as such factors may be updated from time to time in our periodic filings with the Commission, which are accessible on the Commission’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and in other filings. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

USE OF PROCEEDS

All of the Class A shares being offered hereby are being sold by the selling shareholders identified in this prospectus or a supplement hereto. We will not receive any proceeds from the sale of the Class A shares by the selling shareholders. The selling shareholders will receive all of the net proceeds from this offering. See “Selling Shareholders.”

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell any or all of our Class A shares set forth below pursuant to this prospectus. When we refer to “selling shareholders” in this prospectus, we mean the persons who purchased their shares in the Private Offering Transactions and are listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interests in our Class A shares other than through a public sale.

Certain selling shareholders may be deemed underwriters as defined in the Securities Act. Any profits realized by the selling shareholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the name of the selling shareholders for whom we are registering shares for resale to the public, and the number of Class A shares that each selling shareholder may offer pursuant to this prospectus. The Class A shares offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were qualified institutional buyers or accredited investors and were acquiring our Class A shares for investment and had no present intention of distributing the Class A shares. We have agreed to file a registration statement covering the Class A shares received by the selling shareholders. We have filed with the Commission, under the Securities Act, a Registration Statement on Form S-3 with respect to the resale of the Class A shares from time to time by the selling shareholders, and this prospectus forms a part of that registration statement.

We have been advised that each of such selling shareholders purchased our Class A shares in the ordinary course of business, not for resale, and that none of such selling shareholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the Class A shares. All selling shareholders are subject to Rule 105 of Regulation M and are precluded from engaging in any short selling activities prior to effectiveness of the registration of which this prospectus forms a part.

Based on information provided to us by the selling shareholders and as of the date the same was provided to us, assuming that the selling shareholders sell all the Class A shares beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling shareholders will not own any shares other than those appearing in the column entitled “Number of Class A shares Owned After the Offering.” We cannot advise as to whether the selling shareholders will in fact sell any or all of such Class A shares. As of the date of this prospectus, not every holder entitled to registration rights has provided us with the information required to include them in the table below. Therefore, the heading “Other” in the “Selling Shareholder” column represents the shares held by holders who have not yet provided us with this information. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

Selling Shareholder(1)	Number of Class A Shares Owned Prior to the Offering	Number of Class A Shares That May Be Sold	Number of Class A Shares Owned After the Offering	Percentage of Class A Shares Outstanding After the Offering
Abel G. Halpern	10,417	10,417	—	—
Andrew L Youmans	20,833	20,833	—	—
BP Master Fund, L.P.	50,000	50,000	—	—
CJCL Investments LP	9,375	9,375	—	—
Credit Suisse Management LLC(2)	7,500,000	7,500,000	—	—
F. Anthony Zunino	4,167	4,167	—	—
Fidelity Financial Trust: Fidelity Independence Fund(3)	1,703,400	1,703,400	—	—
Goldman, Sachs & Co.(4)	2,000,000	2,000,000	—	—
Gordel Holdings Limited	11,776	11,776	—	—
Greenlight Capital (Gold), LP	187,409	187,409	—	—
Greenlight Capital, L.P.	159,256	159,256	—	—
Greenlight Capital Master Offshore (Gold), Ltd	95,933	95,933	—	—
Greenlight Capital Offshore Partners	1,594,367	1,594,367	—	—

Greenlight Capital Qualified, L.P.	1,079,235	1,079,235	—	—
Greenlight Reinsurance, Ltd	458,800	458,800	—	—
Guggenheim Portfolio Company VII, LLC	1,700	1,700	—	—
J.P. Morgan Securities LLC(5)	302,075	302,075	—	—
JMB Capital Partners Master Fund, L.P.	2,000,000	2,000,000	—	—
OZ Global Special Investments Master Fund, LP	46,096	46,096	—	—
OZ Master Fund, Ltd	657,033	657,033	—	—
Peter Gruber Living Trust	41,667	41,667	—	—
Scoggin Capital Management II LLC	1,599,650	1,599,650	—	—
Scoggin International Fund Ltd	143,300	143,300	—	—
Scoggin Worldwide Fund, Ltd	5,000	5,000	—	—
Solar Group S.A.	62,500	62,500	—	—
The Broad Foundation	350,000	350,000	—	—
The Laramie Trail Trust	20,834	20,834	—	—
Variable Insurance Products Fund V: Asset Manager: Growth Portfolio(6)	50,700	50,700	—	—
Variable Insurance Products Fund V: Asset Manager Portfolio(7)	315,200	315,200	—	—
Other	10,712,358	10,712,358
Total	31,193,081	31,193,081	—	—

(1)	None of the selling shareholders has had any position, office or other material relationship with Apollo Global Management, LLC or any of its predecessors or affiliates within the past three years.
(2)	Credit Suisse Management LLC is affiliated with a registered broker-dealer.
(3)	Fidelity Financial Trust: Fidelity Independence Fund is affiliated with multiple registered broker-dealers.
(4)	Goldman, Sachs & Co. is a registered broker-dealer and affiliated with registered broker-dealers.
(5)	J.P. Morgan Securities LLC is a registered broker-dealer.
(6)	Variable Insurance Products Fund V: Asset Manager: Growth Portfolio is affiliated with multiple registered broker-dealers.
(7)	Variable Insurance Products Fund V: Asset Manager Portfolio is affiliated with multiple registered broker-dealers.

DESCRIPTION OF CLASS A SHARES

The following description of the Class A shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Designation, as amended, designating the Class A shares, or the Certificate of Designation, and setting forth the rights, preferences and limitations of the Class A shares.

The following descriptions of our shares and provisions of our operating agreement are summaries and are qualified by reference to our operating agreement, which is incorporated by reference in this prospectus.

Shares

Our operating agreement authorizes us to issue an unlimited number of shares. Currently, two classes of shares have been designated: Class A shares and Class B shares. As of June 30, 2012, there were 126,460,740 Class A shares issued and outstanding, and one Class B share issued and outstanding.

Class A Shares

All of the outstanding Class A shares are duly issued. Upon payment in full of the consideration payable with respect to the Class A shares, as determined by our board of directors, the holders of such shares shall not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). No holder of Class A shares is entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of Class A shares, other than the Strategic Investors and their affiliates, are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Class A shares held by the Strategic Investors and their affiliates have no voting rights, although their written consent will be required for certain changes to our operating agreement, including in respect of share splits and combinations, capital accounts, allocation of the items and distributions, dissolution and liquidation, requirements for amending our operating agreement and mergers, consolidations or sales of substantially all our assets, if such changes would have a disproportionate adverse impact on the Strategic Investors or their affiliates. Class A shares owned by the Strategic Investors will become entitled to vote upon transfers by a Strategic Investor or one of its affiliates in accordance with the Lenders Rights Agreement. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors when the Apollo control condition is no longer satisfied, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of Class A shares will share ratably (based on the number of Class A shares held) in any dividend declared by our manager out of funds legally available therefore, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares. Dividends consisting of Class A shares may be paid only as follows: (i) Class A shares may be paid only to holders of Class A shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class A share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Class A shares will be entitled to receive our remaining assets available for distribution. Such assets will be distributed to the holders of our Class A shares pro rata based upon the number of shares held by them.

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our Class A shares are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Class A shares will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Under our operating agreement, in the event that our manager determines that we should seek relief pursuant to Section 7704(e) of the Code to preserve our status as a partnership for U.S. Federal (and applicable state) income tax purposes, we and each of our shareholders will be required to agree to adjustments required by the tax authorities, and we will pay such amounts as are required by the tax authorities to preserve our status as a partnership.

Listing

Our Class A shares are listed on the NYSE.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A shares and our Class B share is American Stock Transfer & Trust Company.

Operating Agreement

Manager

Our operating agreement provides that so long as the Apollo control condition is satisfied, our manager will manage all of our operations and activities and will have discretion over significant corporate actions, such as the issuance of securities, payment of distributions, sales of assets, making certain amendments to our operating agreement and other matters, and our board of directors will have no authority other than that which our manager chooses to delegate to it.

Our operating agreement contains provisions that waive or consent to conduct by our manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our operating agreement provides that when our manager is acting in its individual capacity, as opposed to in its capacity as our manager, it may act without any fiduciary obligations to us or our shareholders whatsoever. When our manager, in its capacity as our manager, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable,” then our manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our shareholders.

Organization

We were formed on July 3, 2007 and have a perpetual existence.

Purpose

Under our operating agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our manager and that lawfully may be conducted by a limited liability company organized under Delaware law.

Power of Attorney

Each Class A shareholder, and each person who acquires Class A shares in accordance with our operating agreement, grants to our manager and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our manager the authority to amend, and to make consents and waivers under, our operating agreement and certificate of formation, in each case in accordance with our operating agreement.

Board of Directors

For so long as the Apollo control condition is satisfied, pursuant to the terms of our operating agreement, our manager shall (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors and (iii) fill any vacancies on our board of directors. After the Apollo condition is no longer satisfied, (i) each of the directors will be elected by the vote of a plurality of our shares entitled to vote, voting as a single class, to serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal, and (ii) the size of the board of directors will be set by resolution of the board.

For so long as the Apollo control condition is satisfied, our manager may remove any director, with or without cause, at any time. After such condition is no longer satisfied, a director or the entire board of directors may be removed by the affirmative vote of holders of 50% or more of the total voting power of our shares.

Subject to limited exceptions described in our operating agreement, our manager may not sell, exchange or otherwise dispose of all or substantially all of our assets and those of our subsidiaries, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a majority of the aggregate number of voting shares outstanding; provided, however, that this does not preclude or limit our manager’s ability, in its sole discretion, to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets and those of our subsidiaries (including for the benefit of persons other than us or our subsidiaries, including affiliates of our manager).

Capital Contributions

Our shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

The Delaware Limited Liability Company Act (the “Delaware LLC Act”) provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Issuance of Additional Securities

Our operating agreement authorizes us to issue an unlimited number of additional shares and options, rights, warrants and appreciation rights relating to shares for the consideration and on the terms and conditions established by our manager in its sole discretion without the approval of any shareholders.

In accordance with the Delaware LLC Act and the provisions of our operating agreement, we may also issue additional membership interests that have designations, preferences, rights, powers and duties that do not apply to the Class A shares.

Amendment of the Operating Agreement

General

Amendments to our operating agreement may be proposed only by our manager, and our manager is under no obligation or duty to make any amendments to our operating agreement. A proposed amendment, other than those amendments that require the approval of the shareholders or those amendments that are within the unilateral discretion of our manager, both of which are discussed below, will be effective upon the approval of our manager and a majority of the aggregate number of votes that may be cast by holders of voting shares outstanding as of the relevant record date.

Prohibited Amendments

No amendment may be made that would:

•

enlarge the obligations of any Class A shareholder without his or her consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of shares in relation to other classes of shares interests may be approved by at least a majority of the type or class of shares so affected, or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our manager or any of its affiliates without the consent of our manager, which may be given or withheld in its sole discretion.

These two provisions can only be amended upon the approval of the holders of at least 90% of the outstanding voting shares.

No Shareholder Approval

Our manager may generally make amendments to our operating agreement or certificate of formation without the approval of any shareholder to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or its registered office,

•	the admission, substitution, withdrawal or removal of shareholders in accordance with the operating agreement,

•

a change that our manager determines is necessary or appropriate for the company to qualify or to continue our qualification as a limited liability company or a company in which the Class A shareholders have limited liability under the laws of any state or other jurisdiction or to ensure that the company and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. Federal income tax purposes,

•	an amendment that our manager determines to be necessary or appropriate to address certain changes in U.S. Federal income tax regulations, legislation or interpretation,

•

an amendment that our manager determines is necessary or appropriate, based on the advice of counsel, to prevent the company or our manager or its partners, officers, trustees, representatives or agents, from having a material risk of being in any manner being subjected to the provisions of the 1940 Act, the Advisers Act or “plan asset” regulations adopted under the ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor,

•	a change in our fiscal year or taxable year and related changes,

•

an amendment that our manager determines in its sole discretion to be necessary, desirable or appropriate for the creation, authorization or issuance of any class or series of shares or options, rights, warrants or appreciation rights relating to shares,

•	any amendment expressly permitted in our operating agreement to be made by our manager acting alone,

•	an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our operating agreement,

•

any amendment that in the sole discretion of our manager is necessary or appropriate to reflect and account for the formation by the limited liability company of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our operating agreement,

•

a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance,

•

an amendment effected, necessitated or contemplated by an amendment to any partnership agreement of the Apollo Operating Group partnerships that requires partners of any Apollo Operating Group partnership to provide a statement, certification or other proof of evidence regarding whether such shareholder is subject to U.S. Federal income taxation on the income generated by the Apollo Operating Group partnerships, or

•	any other amendments substantially similar to any of the matters described above.

In addition, our manager may make amendments to our operating agreement without the approval of any shareholder if those amendments, in the discretion of our manager:

•

do not adversely affect our shareholders considered as a whole (including any particular class of shares as compared to other classes of shares, treating the Class A shares and the Class B shares as a separate class for this purpose) in any material respect,

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state or non-U.S. agency or judicial authority or contained in any federal or state or non-U.S. statute (including the Delaware LLC Act),

•

are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading,

•	are necessary or appropriate for any action taken by our manager relating to splits or combinations of shares under the provisions of our operating agreement, or

•	are required to effect the intent expressed of this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

Our operating agreement generally prohibits our manager, without the prior approval of the holders of a majority of the voting power of our outstanding voting shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. However, our manager in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without that approval. Our manager may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without that approval.

Pursuant to the Agreement Among Managing Partners, however, Mr. Black, as a member of the executive committee of our manager, will have the right of veto over, among other things a sale or other disposition of the Apollo Operating Group and/or its subsidiaries or any portion thereof, through a merger, recapitalization, stock sale, asset sale or otherwise, to an unaffiliated third party (other than through an exchange of Apollo Operating Group units and interests in our Class B share for Class A shares, transfers by a founder or a permitted transferee to another permitted transferee, or the issuance of bona fide equity incentives to any of our non-founder employees) that constitutes (x) a direct or indirect sale of a ratable interest (or substantially ratable interest) in each entity that constitutes the Apollo Operating Group or (y) a sale of all or substantially all of the assets of Apollo.

If conditions specified in our operating agreement are satisfied, our manager may convert or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The shareholders are not entitled to dissenters’ rights of appraisal under our operating agreement or the Delaware LLC Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Election to be Treated as a Corporation

If our manager determines that it is no longer in our best interests to continue as a limited liability company for U.S. Federal income tax purposes, our manager may elect to treat us as an association or as a publicly traded company taxable as a corporation for U.S. Federal (and applicable state) income tax purposes.

Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (i) the election of our manager to dissolve us, if approved by the holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares; (ii) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (iii) the entry of a decree of judicial dissolution of our limited liability company; or (iv) at any time that we no longer have any shareholders, unless our businesses are continued in accordance with the Delaware LLC Act.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited liability company, the liquidator authorized to wind up our affairs will, acting with all of the powers of our manager that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the operating agreement and by law and thereafter to the shareholders pro rata according to the percentages of their respective shares as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to Class A shareholders in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the Class A shareholders.

Resignation of the Manager

Our manager may resign at any time by giving notice of such resignation in writing or by electronic transmission to us. Any such resignation shall take effect at the time specified therein. The acceptance of such resignation shall not be necessary to make it effective. Our manager may at any time designate a substitute manager, which substitute manager will, upon the later of the acceptance of such designation and the effective date of such resignation of the departing manager, have control of us under the terms of the operating agreement upon the effective date of the departing manager’s resignation. In the event our manager resigns and does not designate a substitute manager in accordance with the terms of the operating agreement, control of us will shift to our board of directors.

Limited Call Right

If at any time less than 10% of the then issued and outstanding shares of any class, including our Class A shares, are held by persons other than our manager and its affiliates, our manager will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining shares of the class held by unaffiliated persons as of a record date to be selected by our manager, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

(i) the current market price as of the date three days before the date the notice is mailed, and

(ii) the highest cash price paid by our manager or any of its affiliates for any membership interests of the class purchased within the 90 days preceding the date on which our manager first mails notice of its election to purchase those membership interests.

As a result of our manager’s right to purchase outstanding shares, a Class A shareholder may have his Class A shares purchased at an undesirable time or price. The tax consequences to a Class A shareholder of the exercise of this call right are the same as a sale by that shareholder of his Class A shares in the market. See “Material Tax Considerations—Material U.S. Federal Tax Considerations.”

Preemptive Rights

We have not granted any preemptive rights with respect to our Class A shares.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of the Class A shares then outstanding, record Class A shareholders will be entitled to notice of, and to vote at, meetings of our Class A shareholders and to act upon matters as to which Class A shareholders have the right to vote or to act.

Except as described below regarding a person or group owning 20% or more of the Class A shares then outstanding, each record holder of a Class A share, other than the Strategic Investors or their affiliates, is entitled to a number of votes equal to the number of Class A shares held. Each outstanding Class A share, other than Class A shares held by the Strategic Investors or their affiliates, shall be entitled to one vote per share on all matters submitted to the shareholders for approval. Class A shares held by the Strategic Investors or their affiliates will not be entitled to vote, although such Class A shares will become entitled to vote upon certain transfers in accordance with the Lenders Rights Agreement. In the case of Class A shares held by our manager on behalf of non-citizen assignees, our manager will distribute the votes on those Class A shares in the same ratios as the votes of shareholders in respect of other Class A shares are cast.

The Class B share that we have issued to BRH is initially entitled to 240,000,000 votes on all matters submitted to a vote of our shareholders. In the event that a managing partner or contributing partner exercises his right to exchange the Apollo Operating Group units that he owns through his partnership interest in Holdings for Class A shares, the voting power of the Class B share will be proportionately reduced. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of the election of directors, a plurality) of the votes entitled to be cast by all shares present in person or represented by proxy, voting together as a single class.

Any action that is required or permitted to be taken by the shareholders may be taken either at a meeting of such holder without a meeting, without a vote and without prior notice if consents in writing describing the action so taken are signed by holders owning not less than the minimum percentage of the voting power of the outstanding shares that would be necessary to authorize or take that action at a meeting. Meetings of the shareholders may be called by our manager. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding shares for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the holders of the shares requires approval by holders of a greater percentage of such shares, in which case the quorum will be the greater percentage.

However, if at any time any person or group (other than our manager and its affiliates, or a direct or subsequently approved transferee of our manager or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Shareholder

By transfer of Class A shares in accordance with our operating agreement, each transferee of Class A shares will be admitted as a shareholder with respect to the Class A shares transferred when such transfer and admission is reflected in our books and records. Except as described in our operating agreement, the Class A shares will be fully paid and non-assessable.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that in the determination of our manager create a substantial risk of cancellation or forfeiture of any property in which the limited liability company has an interest because of the nationality, citizenship or other related status of any Class A shareholder, we may redeem the Class A shares held by that holder at their current market price. To avoid any cancellation or forfeiture, our manager may require each Class A shareholder to furnish information about his nationality, citizenship or related status. If a Class A shareholder fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our manager determines, with the advice of counsel, after receipt of the information that the Class A shareholder is not an eligible citizen, the Class A shareholder may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his Class A shares and may not receive distributions in kind upon our liquidation.

Indemnification

Under our operating agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

•	our manager;

•	any departing manager;

•	any person who is or was an affiliate of our manager or any departing manager;

•

any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, our manager or any departing manager or any affiliate of us or our subsidiaries, our manager or any departing manager;

•

any person who is or was serving at the request of our manager or any departing manager or any affiliate of our manager or any departing manager as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or

•	any person designated by our manager.

We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our operating agreement.

We have entered into indemnification agreements with each of our executive officers and certain of our employees which set forth the obligations described above.

Books and Reports

Our manager is required to keep appropriate books of the limited liability company’s business at our principal offices or any other place designated by our manager. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our year ends on December 31 each year.

As soon as reasonably practicable after the end of each fiscal year, we will furnish to each shareholder tax information (including Schedule K-1), which describes on a U.S. dollar basis such shareholder’s share of our income, gain, loss and deduction for our preceding taxable year. It will most likely require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for us. Consequently, shareholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each shareholder will be required to report for all tax purposes consistently with the information provided by us. See “Material Tax Considerations—Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns.”

Right to Inspect Our Books and Records

Our operating agreement provides that a shareholder can, for a purpose reasonably related to his or her interest as such a holder, upon reasonable written demand and at his or her own expense, have furnished to him or her:

•	promptly after becoming available, a copy of our U.S. Federal, state and local income tax returns; and

•	copies of our operating agreement, the certificate of formation of the limited liability company, related amendments and powers of attorney under which they have been executed.

Our manager may, and intends to, keep confidential from the Class A shareholders trade secrets or other information the disclosure of which our manager believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Shareholders Agreement

Upon consummation of the Private Offering Transactions, we entered into a shareholders agreement with Holdings regarding voting, transfer and registration rights, among other things. See “Certain Relationships and Related Party Transactions—Managing Partner Shareholders Agreement.”

Lenders Rights Agreement

In connection with the sale of Class A shares to the Strategic Investors, we entered into the Lenders Rights Agreement. See “Certain Relationships and Related Party Transactions—Lenders Rights Agreement” incorporated by reference in this prospectus.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Tax Considerations

To ensure compliance with Treasury Department Circular 230, investors are hereby notified that: (i) any discussion of U.S. Federal income tax issues in this prospectus is not intended or written to be relied upon, and cannot be relied upon, by any investor for the purpose of avoiding penalties that may be imposed on such investor under the Internal Revenue Code; (ii) such discussion is included herein by Apollo Global Management, LLC in connection with the promotion or marketing (within the meaning of Circular 230) by the issuer and of the transactions or matters addressed herein; and (iii) investors should seek advice based on their particular circumstances from an independent tax advisor.

The following discussion of the material U.S. Federal tax considerations relating to an investment in Class A shares is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. For purposes of this section, references to “Apollo,” “we,” “our,” and “us” mean only Apollo Global Management, LLC and not its subsidiaries, except as otherwise indicated. This discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date hereof and which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion is not a comprehensive discussion of all of the U.S. Federal income tax considerations applicable to us or that may be relevant to a particular holder of Class A shares in view of such holder’s particular circumstances and, except to the extent provided below, is not directed to holders of Class A shares subject to special treatment under the U.S. Federal income tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt entities, regulated investment companies, real estate investment trusts, non-U.S. persons (as defined below), insurance companies, mutual funds, persons holding shares as part of a hedging, integrated or conversion transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts, common trust funds, persons who are subject to Medicare contribution tax or persons liable for the alternative minimum tax. In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law and assumes that holders of Class A shares will hold their Class A shares as capital assets within the meaning of Section 1221 of the Code. The tax treatment of holders in a partnership (including an entity treated as a partnership for U.S. Federal income tax purposes) that is a holder of our Class A shares generally depends on the status of the partner, and is not specifically addressed herein. Partners in partnerships purchasing the Class A shares should consult their own tax advisors.

The U.S. Congress has considered legislation that if enacted would prevent us from qualifying for treatment as a partnership for U.S. Federal income tax purposes under the publicly traded partnership rules. If similar legislation or regulation were enacted, portions of income associated with carried interests would be taxed as ordinary income and not treated as qualifying income for purposes of the publicly traded partnership tests. This would have the effect of treating publicly traded partnerships that derive substantial amounts of income from carried interests as corporations for U.S. Federal income tax purposes, though certain proposals have provided a transition rule that could defer corporate treatment for 10 years. See “— Administrative Matters—Possible New Legislation or Administrative or Judicial Action” below.

No statutory, administrative or judicial authority directly addresses the treatment of certain aspects of the Class A shares or instruments similar to the shares for U.S. Federal income tax purposes. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Moreover, we have not and will not seek any advance rulings from the IRS regarding any matter discussed in this prospectus. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

Accordingly, prospective holders of Class A shares should consult their own tax advisors to determine the U.S. Federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws.

For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. person” is a person that is neither a U.S. person nor an entity treated as a partnership for U.S. Federal income tax purposes.

Taxation of the Company

Taxation of Apollo. While we are organized as a limited liability company and intend to operate so that we will be treated for U.S. Federal income tax purposes as a partnership, and not as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, we cannot give any assurance that we will so qualify for any particular year. Our treatment as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below). Accordingly, we cannot give any assurance that the actual results of our operations for any taxable year will satisfy the qualifying income exception. Furthermore, it is possible that the U.S. Federal income tax law could be amended by Congress so as to cause part or all of our income to be non-qualifying income under the publicly traded partnership rules. A change in the administrative or judicial interpretation of the U.S. Federal income tax law could also create this result. See “—Administrative Matters—Possible New Legislation or Administrative or Judicial Action” below.

If we fail to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as discussed below) or if we elect to be treated as a corporation based upon a determination by our board of directors, we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we failed to satisfy the qualifying income exception, in return for stock of the corporation, and then distributed to the holders of Class A shares in liquidation of their interests in us. This contribution and liquidation should be tax-free to holders of Class A shares (except for a non-U.S. holder if we own an interest in U.S. real property or an interest in a USRPHC as discussed below in “—Taxation of Non-U.S. Persons”) so long as we do not have liabilities in excess of the tax basis of our assets. If, for any reason (including our failure to meet the qualifying income exception or a determination by our board of directors to elect to be treated as a corporation), we were treated as an association or publicly traded partnership taxable as a corporation for U.S. Federal income tax purposes, (i) we would be subject to U.S. Federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders, thereby substantially reducing the amount of any cash available for distribution to holders and (ii) distributions made to the holders of our Class A shares would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation (currently available through 2012), to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder’s tax basis in the common units, or as taxable capital gain, after the holder’s basis is reduced to zero. The net effect of such treatment would be, among other things, to subject the income from APO Asset Co., LLC to corporate level taxation.

Under Section 7704 of the Code, unless certain exceptions apply, if an entity that would otherwise be classified as a partnership for U.S. Federal income tax purposes is a “publicly traded partnership” (as defined in the Code) it will be treated and taxed as a corporation for U.S. Federal income tax purposes. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the entity are traded on an established securities market or (ii) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof. We expect that we will be treated as a publicly traded partnership.

A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. Federal income tax purposes, if 90% or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and it is not required to register as an investment company under the Investment Company Act. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We expect that our investments will earn interest, dividends, capital gains and other types of qualifying income, however, we cannot give any assurance as to the types of income that will be earned in any given year.

While we will be treated as a publicly traded partnership, we will manage our investments so that we will satisfy the qualifying income exception to the extent reasonably possible. We cannot give any assurance, however, that we will do so or that the IRS would not challenge our compliance with the qualifying income requirements and, therefore, assert that we should be taxable as a corporation for U.S. Federal income tax purposes. In such event, the amount of cash available for distribution to holders would be reduced materially.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we and each of the holders of our Class A shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. Under our operating agreement, each holder of Class A shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief would be available for our first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. Federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of Class A shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

The remainder of this section assumes that we and the underlying partnerships of Apollo Operating Group will be treated as partnerships for U.S. Federal income tax purposes. However, due to proposed legislation this could change. See “—Administrative Matters—Possible New Legislation or Administrative or Judicial Action” below.

Certain State, Local and Non-U.S. Tax Matters. We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. For example, we and our subsidiaries may be subject to New York City unincorporated business tax. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. Federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not be able to be used by holders of our Class A shares as a credit against their U.S. Federal income tax liability, subject to applicable limitations under the Code.

APO Corp. APO Corp. is taxable as a corporation for U.S. Federal income tax purposes. Accordingly, even though we expect to qualify as a partnership for U.S. Federal income tax purposes, the income from the portion of our business that we hold through APO Corp. will be subject to U.S. Federal corporate income tax and other taxes. As the holder of APO Corp.’s shares, we will not be taxed directly on earnings of entities we hold through APO Corp. Distributions of cash or other property that APO Corp. pays to us will constitute dividends for U.S. Federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. Federal income tax principles). If the amount of a distribution by APO Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in APO Corp.’s common stock, and thereafter will be treated as a capital gain.

APO (FC), LLC. APO (FC), LLC is taxable as a corporation for U.S. Federal income tax purposes. Accordingly, any income from the portion of our business that we hold through APO (FC), LLC that is treated as effectively connected with a U.S. trade or business will be subject to U.S. Federal income tax and other taxes. APO (FC), LLC will be considered a CFC for U.S. Federal income tax purposes. Accordingly, each U.S. holder of our Class A shares may be required to include in income its allocable share of “Subpart F” income of APO (FC), LLC. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of APO (FC) LLC’s Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of APO (FC), LLC. The tax basis of our shares of APO (FC), LLC, and a holder’s tax basis in our Class A shares, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by APO (FC) LLC from U.S. sources. Such income will not be eligible for the reduced rate of tax that may be applicable to “qualified dividend income” for individual U.S. persons. Amounts included as such income with respect to direct and indirect investments generally will not be taxable again when actually distributed. For further discussion of CFC treatment, see “—Taxation of Holders of Class A Shares— Passive Foreign Investment Companies and Controlled Foreign Corporations” below.

APO Asset Co., LLC. APO Asset Co., LLC is a wholly-owned limited liability company. APO Asset Co., LLC will be treated as an entity disregarded as a separate entity from us. Accordingly, all the assets, liabilities and items of income, deduction and credit of APO Asset Co., LLC will be treated as our assets, liabilities and items of income, deduction and credit.

If we form a U.S. corporation or other entity treated as a U.S. corporation for U.S. Federal income tax purposes, that corporation would be subject to U.S. Federal income tax on its income.

Personal Holding Companies. APO Corp. could be subject to additional U.S. Federal income tax on a portion of its income if it is determined to be a personal holding company, or “PHC,” for U.S. Federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. Federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. Federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of stock in APO Corp. Consequently, APO Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. Certain aspects of the gross income test cannot be predicted with certainty. Thus, we cannot give any assurance that APO Corp. will not become a PHC in the future.

If APO Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional 15% PHC tax on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments. For taxable years beginning after December 31, 2012, the PHC tax rate on undistributed PHC income will be equal to the highest marginal rate on ordinary income applicable to individuals (currently 35%).

Taxation of Holders of Class A Shares

Taxation of Holders of Class A Shares on Our Profits and Losses. As a partnership for tax purposes, we are not a taxable entity and incur no U.S Federal income tax liability. Instead, each holder of Class A shares in computing such holder’s U.S. Federal income tax liability for a taxable year will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit (including those items of APO Asset Co., LLC as an entity disregarded as a separate entity from us for U.S. Federal income tax purposes) for each of our taxable years ending with or within the taxable year of such holder, regardless whether the holder has received any distributions from us. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at our (rather than at the holder’s) level.

Limits on Deductions for Losses and Expenses. A holder’s deduction of its share of our losses, if any, will be limited to such holder’s tax basis in its Class A shares and, if such holder is an individual or a corporation that is subject to the “at risk” rules, to the amount for which such holder is considered to be “at risk” with respect to our activities, if that is less than such holder’s tax basis. In general, a holder of Class A shares will be at risk to the extent of such holder’s tax basis in its Class A shares, reduced by (1) the portion of that basis attributable to such holder’s share of our liabilities for which such holder will not be personally liable and (2) any amount of money such holder borrows to acquire or hold its Class A shares, if the lender of those borrowed funds owns an interest in us, is related to such holder or can look only to the Class A shares for repayment. A holder’s at risk amount will generally increase by its allocable share of our income and gain and decrease by cash distributions to such holder and such holder’s allocable share of losses and deductions. A holder must recapture losses deducted in previous years to the extent that distributions cause such holder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that a holder’s tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used. It is not entirely free from doubt whether a holder would be subject to additional loss limitations imposed by Section 470 of the Code. The IRS has not yet issued final guidance limiting the scope of this anti-abuse provision. Prospective holders of Class A shares should therefore consult their own tax advisors about the possible effect of this provision.

We do not expect to generate any income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by us to a holder of Class A shares may not be offset by any Section 469 passive losses of such holder from other sources and any losses we allocate to a holder generally may not be used to offset Section 469 passive income of such holder from other sources. In addition, other provisions of the Code may limit or disallow any deduction for losses by a holder of Class A shares or deductions associated with certain assets of the partnership in certain cases, including potentially Section 470 of the Code. Prospective holders of Class A shares should consult with their own tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitations on Deductibility of Syndication Fees. In general, neither we nor any U.S. holder of Class A shares may deduct organizational or syndication expenses. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions. A holder’s share of our interest expense is likely to be treated as “investment interest” expense. If a holder is a non-corporate taxpayer, the deductibility of “investment interest” expense is generally limited to the amount of such holder’s “net investment income.” A holder’s share of our dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual (currently through 2012) will only be treated as investment income if a holder elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for a holder’s share of our interest expense.

The computation of a holder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a Class A share. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates (such preferential rates currently available through 2012) is excluded from net investment income, unless a holder of Class A shares elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates. Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer’s adjusted gross income. For tax years beginning after December 31, 2012, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual’s adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions. The operating expenses of Apollo may be treated as miscellaneous itemized deductions subject to the foregoing rule. Prospective non-corporate holders of Class A shares should consult their own tax advisors with respect to the application of these limitations.

Allocation of Profits and Losses. For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us (including those items of APO Asset Co., LLC as an entity disregarded as a separate entity from us for U.S. Federal income tax purposes) generally will be allocated among the holders of Class A shares pro rata in accordance with the number of shares held. To the extent that our managing partners and contributing partners exchange Apollo Operating Group units for Class A shares, such income and gain will from time to time include the built-in income or gain inherent in the underlying assets of the Apollo Operating Group at the time of such exchange. Section 704(c) of the Code arguably requires that we specially allocate such built-in income or gain to the holders of these specific Class A shares. However, since we do not expect to be able to identify these specific Class A shares following their sales on the market by such partners, we expect that we will not be able to make such special allocations to the holders of these specific Class A shares. Accordingly, such built-in income or gain will likely be allocated pro rata among all holders of Class A shares.

We may make investments that produce taxable income before they generate cash and/or may devote cash flow to make other investments or pay principal amount of debt. Therefore the amount of taxable income that we allocated to you may exceed your cash distributions, and this excess may be substantial.

We must allocate items of partnership income and deductions between transferors and transferees of Class A shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules under the Code and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Class A shares, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, we may allocate taxable income to you even if you do not receive any distributions.

If the IRS does not accept our conventions, the IRS may contend that our taxable income or losses must be reallocated among the holders of Class A shares. If such a contention were sustained, certain holders’ respective tax liabilities would be adjusted to the possible detriment of certain other holders. The Board of Directors is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period). See “—Administrative Matters—Possible New Legislation or Administration or Judicial Action” below.

Adjusted Tax Basis of Class A Shares. A holder’s adjusted tax basis in its Class A shares will equal the amount paid for the shares and will be increased by the holder’s allocable share of (i) items of our income and gain and (ii) our liabilities, if any. A holder’s adjusted tax basis will be decreased, but not below zero, by (a) distributions from us, (b) the holder’s allocable share of items of our deductions and losses, and (c) the holder’s allocable share of the reduction in our liabilities, if any. Although a holder in such circumstance would have a single adjusted tax basis in the separately purchased Class A shares, such holder will have a split holding period in such shares.

Holders who purchase Class A shares in separate transactions must combine the basis of those Class A shares and maintain a single adjusted tax basis for all of those Class A shares. Upon a sale or other disposition of less than all of the Class A shares, a portion of that tax basis must be allocated to the Class A shares sold.

Treatment of Distributions. Distributions of cash by us generally will not be taxable to a holder to the extent of such holder’s adjusted tax basis (described above) in its Class A shares. Any cash distributions in excess of a holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Class A shares (as described below). Such amount would be treated as gain from the sale or exchange of its interest in us. Such gain would generally be treated as capital gain and would be long-term capital gain if the holder’s holding period for its interest exceeds one year. A reduction in a holder’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. Federal income tax purposes.

Disposition of Interest. A sale or other taxable disposition of all or a portion of a holder’s interest in its Class A shares will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including the holder’s share of our liabilities) and the holder’s adjusted tax basis in its Class A shares. A holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for its interest exceeds one year. If we have not made a “qualifying electing fund,” or “QEF,” election to treat our interest in a PFIC as a QEF, gain attributable to such an interest would be taxable as ordinary income and would be subject to an interest charge. In addition, certain gain attributable to our investment in a CFC, for instance Apollo (FC), LLC, may be ordinary income and certain gain attributable to “unrealized receivables” or “inventory items” would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables.”

Holders who purchase Class A shares at different times and intend to sell all or a portion of the shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. For example, a selling holder may use the actual holding period of the portion of his transferred shares, provided (i) his shares are divided into identifiable shares with ascertainable holding periods, (ii) the selling holder can identify the portion of the shares transferred, and (iii) the selling holder elects to use the identification method for all sales or exchanges of our shares.

Foreign Tax Credit Limitations. Holders of Class A shares will generally be entitled to a foreign tax credit with respect to their allocable share of creditable foreign taxes paid on our income and gains. Complex rules may, depending on the particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our foreign investments may be treated as U.S. source gains. Consequently, holders of Class A shares may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Mutual Fund Holders. U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. Federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. Federal income tax status. The treatment of an investment by a RIC in Class A shares for purposes of these tests will depend on whether our partnership will be treated as a “qualifying publicly traded partnership.” If our partnership is so treated, then the Class A shares themselves are the relevant assets for purposes of the 50% asset value test and the net income from the Class A shares is relevant gross income for purposes of the 90% gross income test. If, however, our partnership is not so treated, then the relevant assets are the RIC’s allocable share of the underlying assets held by our partnership and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by our partnership. Whether our partnership will qualify as a “qualifying publicly traded partnership” will depend upon the exact nature of our future investments. We intend to operate such that at least 90% of our gross income from the underlying assets held by our partnership will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in Class A shares.

Tax-Exempt Holders. A holder of our Class A shares that is a tax-exempt organization for U.S. Federal income tax purposes and, therefore, exempt from U.S. Federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership that engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership generally could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

An investment in Class A shares will give rise to UBTI, in particular from “debt-financed” property, because APO Asset Co., LLC and/or its subsidiaries will borrow funds from APO Corp. or third parties from time to time to make investments. In each case, these investments will give rise to UBTI from “debt-financed” property. We will not make investments through taxable corporations solely for the purpose of limiting UBTI from “debt-financed” property and other sources.

Prospective tax-exempt holders are urged to consult their own tax advisors regarding the tax consequences of an investment in Class A shares.

Passive Foreign Investment Companies and Controlled Foreign Corporations. It is possible that we will invest in non-U.S. corporations treated as PFICs or CFCs. A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is “passive income” or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce “passive income.” There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. In the case of PFICs, a U.S. Class A shareholder’s share of certain distributions from such corporations and gains from the sale by us of interests in such corporations (or gains from the sale by a U.S. Class A shareholder of their interest) could be subject to an interest charge and certain other disadvantageous tax treatment. A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. Federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote. In the case of CFCs, a portion of the income of such corporations (whether or not distributed) could be imputed currently as ordinary income to certain U.S. Class A shareholders. Furthermore, in the case of PFICs and CFCs, gains from the sale by us of an interest in such corporations (or gains recognized by certain U.S. Class A shareholder on the sale of their interest) could be characterized as ordinary income (rather than as capital gains) in whole or in part. If we make a QEF election with respect to a PFIC, each U.S. Class A shareholder would in general be required to include in income annually its share of the PFIC’s current income and gains (losses are not currently deductible), but would avoid the interest charge and ordinary income treatment as to gains described above. As a result of a QEF election, a U.S. Class A shareholder could recognize income subject to tax prior to the receipt by us of any distributable proceeds. We can not give any assurance that the QEF election will be available with respect to a PFIC that we invest in.

U.S. Federal Estate Taxes. Since Class A shares held by a U.S. citizen or resident would be included in the gross estate of such U.S. citizen or resident for U.S. Federal estate tax purposes, then a U.S. Federal estate tax might be payable with respect to such shares in connection with the death of such person. Prospective individual U.S. holders of Class A shares should consult their own tax advisors concerning the potential U.S. Federal estate tax consequences with respect to Class A shares.

Taxation of Non-U.S. Persons

Non-U.S. Persons. Special rules apply to a holder of our Class A shares that is a non-U.S. person. Non-U.S. persons are generally subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized. Whether a non-U.S. person is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of us under the laws of the non-U.S. person’s jurisdiction. The 30% withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. persons. Moreover, non-U.S. persons generally are not subject to U.S. Federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person; or (iii) such non-U.S. person is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).

Non-U.S. persons treated as engaged in a U.S. trade or business are subject to U.S. Federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business. Non- U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While it is expected that our methods of operation will not result in a determination that we are engaged in a U.S. trade or business, we cannot give any assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected income with respect to non-U.S. holders. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because of an investment in the Class A shares in such year, such holder generally would be (i) subject to withholding by us on its distributive share of our income effectively connected with such U.S. trade or business, (ii) required to file a U.S. Federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business and (iii) required to pay U.S. Federal income tax at regular U.S. Federal income tax rates on any such income. Moreover, a holder who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of its effectively connected income. Any amount so withheld would be creditable against such non-U.S. person’s U.S. Federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. Federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. person on the sale or exchange of its Class A shares could be treated for U.S. Federal income tax purposes as effectively connected income, and hence such non-U.S. person could be subject to U.S. Federal income tax on the sale or exchange.

Under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” provisions of the Code, non-U.S. persons are generally subject to U.S. tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a “United States Real Property Holding Corporation” or “USRPHC”). Consequently, a non-U.S. person who invests directly in U.S. real estate, or indirectly by owning the stock of a USRPHC, will be subject to tax under FIRPTA on the disposition of such investment. The FIRPTA tax will also apply if the non-U.S. person is a holder of an interest in a partnership that owns an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments (other than direct investments in U.S. real property) through APO Asset Co., LLC that could constitute investments in U.S. real property or USRPHCs, including dividends from real estate investment trust investments that are attributable to gains from the sale of U.S. real property. If we make such investments, each non-U.S. person will be subject to U.S. Federal income tax under FIRPTA on such holder’s allocable share of any gain realized on the disposition of a FIRPTA interest and will be subject to the tax return filing requirements discussed above.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. Federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. Federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

U.S. Federal Estate Tax Consequences. The U.S. Federal estate tax treatment of Class A shares with regards to the estate of a non- citizen who is not a resident of the United States is not entirely clear. If Class A shares are includible in the U.S. gross estate of such person, then a U.S. Federal estate tax might be payable in connection with the death of such person. Prospective individual non-U.S. holders of Class A shares who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. Federal estate tax consequences with regard to Class A shares.

Prospective holders who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. Federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non- U.S. tax laws, as well as eligibility for any reduced withholding benefits.

Administrative Matters

Tax Matters Partner. One of our managing partners acts as our “tax matters partner.” Our board of directors will have the authority, subject to certain restrictions, to appoint another founder or Class A shareholder to act on our behalf in connection with an administrative or judicial review of our items of income, gain, loss, deduction or credit.

Tax Elections. We have not made and currently do not intend to make the election permitted by Section 754 of the Code with respect to us. Each of Apollo Management Holdings, L.P. and the Apollo Operating Group entities controlled by Apollo Management Holdings, L.P. has made such an election while, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P. Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P. and Apollo Principal Holdings IX, L.P. have not made such an election and currently do not intend to make the election. The election, if made, is irrevocable without the consent of the IRS, and would generally require us to adjust the tax basis in our assets, or “inside basis,” attributable to a transferee of common units under Section 743(b) of the Code to reflect the purchase price of the common units paid by the transferee. For purposes of this discussion, a transferee’s inside basis in our assets will be considered to have two components: (1) the transferee’s share of our tax basis in our assets, or “common basis,” and (2) the Section 743(b) adjustment to that basis.

If no Section 754 election is made, there would be no adjustment for the transferee of Class A shares, even if the purchase price of those common units is higher than the transferor’s share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale of an asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made.

Even assuming no Section 754 election is made, if Class A shares were transferred at a time when we had a “substantial built-in loss” inherent in our assets, we would be obligated to reduce the tax basis in the portion of such assets attributable to such Class A shares.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us if we make elections under Section 754, we will apply certain conventions in determining and allocating basis adjustments. For example, we may apply a convention in which we deem the price paid by a holder of Class A shares to be the lowest quoted trading price of the Class A shares during the month in which the purchase occurred irrespective of the actual price paid. Nevertheless, the use of such conventions may result in basis adjustments that do not exactly reflect a holder’s purchase price for its Class A shares, including less favorable basis adjustments to a holder who paid more than the lowest quoted trading price of the Class A shares for the month in which the purchase occurred. It is also possible that the IRS will successfully assert that the conventions we utilize do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. If the IRS were to sustain such a position, a holder of Class A shares may have adverse tax consequences.

Constructive Termination. Subject to the electing large partnership rules described below, we will be considered to have been terminated and reformed as a new partnership for U.S. Federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all holders of Class A shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code, if applicable. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Information Returns. We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) as promptly as possible, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore likely that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your allocable share of our income, gain, loss and/or deduction and necessitate that you file amended tax returns for the taxable year(s) affected to reflect such adjustment. If you are not a U.S. person, we cannot give any assurance that the tax information we furnish will meet your jurisdiction’s compliance requirements.

It is possible that we may engage in transactions that subject our partnership and, potentially, the holders of our Class A shares to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to file amended tax returns for the taxable year(s) affected to reflect such adjustment and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns. Under our operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief each holder of our Class A shares is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Nominee Reporting. Persons who hold our Class A shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (iii) the amount and description of Class A shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $1,500,000 for all such failures during a calendar year. If the nominee intentionally disregards the requirement to report correct information, each $100 penalty increases to $250 or, if greater, 10% of the aggregate amount of items required to be reported, and the $1,500,000 maximum does not apply. The nominee is required to supply the beneficial owner of the Class A shares with the information furnished by us.

Taxable Year. A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two-year period. In the event the majority interest in the Class A shares is acquired by a group of partners with a different tax year and we have not been forced to change our tax year during the preceding two-year period, we will be required to change our tax year to the tax year of that group of partners. We may request permission from the IRS to adopt a tax year end of December 31.

Elective Procedures for Large Partnerships. The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the Schedule K-1 that are issued to the holders of the Class A shares, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the holders of the Class A shares for the year in which the adjustments take effect, rather than the holders of the Class A shares in the year to which the adjustment relates. In addition, we, rather than the holders of the Class A shares individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Treatment of Amounts Withheld. If we are required to withhold any U.S. tax on distributions made to any holder of Class A shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of Class A shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Withholding and Backup Withholding. For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. Federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of Class A shares), we may over-withhold or under-withhold with respect to a particular holder of Class A shares. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder’s U.S. tax liability for all withholding, including any such excess withholding, but, if the withholding exceeded the holder’s U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all holders of our Class A shares on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. holder).

If you do not timely provide us with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all holders. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all holders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the holders that failed to timely provide the proper U.S. tax certifications).

Foreign Account Tax Compliance Act. Under the U.S. Foreign Account Tax Compliance Act, or FATCA, all entities in a broadly defined class of foreign financial institutions, or FFIs, are required to comply with a complicated and expansive reporting regime or, beginning in 2014, be subject to a 30% United States withholding tax on certain U.S. payments (and beginning in 2015, a 30% withholding tax on gross proceeds from the sale of U.S. stocks and securities) and non-U.S. entities which are not FFIs are required to either certify they have no substantial U.S. beneficial ownership or to report certain information with respect to their substantial U.S. beneficial ownership or, beginning in 2014, be subject to a 30% U.S. withholding tax on certain U.S. payments (and beginning in 2015, a 30% withholding tax on gross proceeds from the sale of U.S. stocks and securities). The reporting obligations imposed under FATCA require FFIs to enter into agreements with the IRS to obtain and disclose information about certain investors to the IRS. Regulations implementing FATCA have not yet been finalized. Recently issued proposed regulations if finalized would delay the implementation of certain reporting requirements under FATCA but no assurance can be given that the proposed regulations will be finalized or that any final regulations will include any delay. Potential holders of our Class A shares should consult their tax advisors regarding the implications of FATCA to holding and disposing of Class A shares.

Tax Shelter Regulations. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a holder of our Class A shares who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. Federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on U.S. Federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Holders of our Class A shares should consult their own tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Possible New Legislation or Administrative or Judicial Action. The rules dealing with U.S. Federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. We cannot give any assurance as to whether, or in what form, any proposals affecting us or our shareholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. Federal income tax treatment of an investment in the Class A shares may be modified by administrative, legislative or judicial action at any time, and any such action may affect investments and commitments previously made. The U.S. Congress, the IRS and the U.S. Treasury Department have recently examined the U.S. Federal income tax treatment of private equity funds, hedge funds and other kinds of investment partnerships. The present U.S. Federal income tax treatment of an investment in our Class A shares and/or our own taxation as described under “— Material U.S. Federal Tax Considerations” may be adversely affected by any new legislation, new regulations or revised interpretations of existing tax law that arise as a result of such examinations.

The U.S. Congress, the IRS and the U.S. Treasury Department have recently examined the U.S. Federal income tax treatment of private equity funds, hedge funds and other kinds of investment partnerships. In May 2010, the U.S. House of Representatives passed the May 2010 House Bill that would have, in general, treated income and gains, including gain on sale, attributable to an interest in an ISPI as income subject to a new blended tax rate that is higher than under current law, except to the extent such ISPI would have been considered under the legislation to be a qualified capital interest. The interests of Class A shareholders and our interests in the Apollo Operating Group that are entitled to receive carried interest may be classified as ISPIs for purposes of this legislation. The United States Senate considered, but did not pass, similar legislation. On February 14, 2012, Representative Levin introduced the 2012 Levin Bill that would tax carried interest at ordinary income rates (which would be higher than the proposed blended rate in the May 2010 House Bill). It is unclear when or whether the U.S. Congress will pass such legislation or what provisions would be included in any legislation, if enacted.

Both the May 2010 House Bill and the 2012 Levin Bill provide that, for taxable years beginning ten years after the date of enactment, income derived with respect to an ISPI that is not a qualified capital interest and that is treated as ordinary income under the rules discussed above would not meet the qualifying income requirements under the publicly traded partnership rules. Therefore, if similar legislation were to be enacted, following such ten-year period, we would be precluded from qualifying as a partnership for U.S. Federal income tax purposes or be required to hold all such ISPIs through corporations, possibly U.S. corporations. If we were taxed as a U.S. corporation or required to hold all ISPIs through corporations, our effective tax rate would increase significantly. The federal statutory rate for corporations is currently 35%. In addition, we could be subject to increased state and local taxes. Furthermore, holders of Class A shares could be subject to tax on our conversion into a corporation or any restructuring required in order for us to hold our ISPIs through a corporation.

On September 12, 2011, the Obama administration submitted similar legislation to Congress in the American Jobs Act that would tax income and gain, now treated as capital gains, including gain on disposition of interests attributable to an ISPI, at rates higher than the capital gains rate applicable to such income under current law, with an exception for certain qualified capital interests. The proposed legislation would also characterize certain income and gain in respect of ISPIs as non-qualifying income under the publicly traded partnership rules after a ten-year transition period from the effective date, with an exception for certain qualified capital interests. This proposed legislation follows several prior statements by the Obama administration in support of changing the taxation of carried interest. Furthermore, in the proposed American Jobs Act, the Obama administration proposed that current law regarding the treatment of carried interest be changed for taxable years ending after December 31, 2012 to subject such income to ordinary income tax. In its published revenue proposal for 2013, the Obama administration proposed that the current law regarding treatment of carried interest be changed to subject such income to ordinary income tax. The Obama administration’s published revenue proposals for 2010, 2011 and 2012 contained similar proposals.

States and other jurisdictions have also considered legislation to increase taxes with respect to carried interest. For example, New York has periodically considered legislation under which you could be subject to New York state income tax on income in respect of our common units as a result of certain activities of our affiliates in New York, although it is unclear when or whether such legislation would be enacted.

On February 22, 2012, the Obama administration announced its framework of key elements to change the U.S. federal income tax rules for businesses. Few specifics were included, and it is unclear what any actual legislation could provide, when it would be proposed, or its prospects for enactment. Several parts of the framework, if enacted, could adversely affect us. First, the framework could reduce the deductibility of interest for corporations in some manner not specified. A reduction in interest deductions could increase our tax rate and thereby reduce cash available for distribution to investors or for other uses by us. Such a reduction could also limit our ability to finance new transactions and increase the effective cost of financing by companies in which we invest, which could reduce the value of our carried interest in respect of such companies. The framework also suggests that some entities currently treated as partnerships for tax purposes could be subject to an entity-level income tax similar to the corporate income tax. If such a proposal caused us to be subject to additional entity-level taxes, it could reduce cash available for distribution to investors or for other uses by us. The framework reiterates the President’s support for treatment of carried interest as ordinary income, as provided in the President’s revenue proposal for 2013 described above. However, whether the President’s framework will actually be enacted by the government is unknown, and the ultimate consequences of tax reform legislation, if any, are also presently not known.

It is unclear whether any additional legislation will be proposed or enacted or, if enacted, whether and how the legislation would apply to us and/or the holders of Class A shares, and it is unclear whether any other such tax law changes will occur or, if they do, how they might affect us and/or the holders of Class A shares. Our organizational documents and agreements permit the manager to modify the operating agreement from time to time, without the consent of the holders of Class A shares, in order to address certain changes in U.S. Federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Class A shares. In view of the potential significance of any such U.S. Federal income tax law changes and the fact that there are likely to be ongoing developments in this area, each prospective holder of Class A shares should consult its own tax advisor to determine the U.S. Federal income tax consequences to it of acquiring and holding Class A shares.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO APOLLO AND HOLDERS OF CLASS A SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE HOLDER AND, IN REVIEWING THIS OFFERING CIRCULAR, THESE MATTERS SHOULD BE CONSIDERED. PROSPECTIVE HOLDERS OF CLASS A SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN CLASS A SHARES.

Material Argentine Tax Considerations

The following summary describes the material Argentine tax considerations relating to an investment in Class A shares by holders resident in Argentina. This summary does not purport to be a comprehensive discussion of all Argentine tax considerations relevant to a holder resident in Argentina. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Argentine laws and regulations currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

For the purpose of the material Argentine tax consequences described herein, it is assumed that an Argentine person is a person that is (i) an individual resident in Argentina for income tax purposes (an “Argentine Individual”) or (ii) (x) a corporation or any other company taxable as a corporation for Argentine income tax purposes that is resident in Argentina, (y) a permanent establishment that is located in Argentina and belongs to a non-resident company or individual or (z) a trust or an investment fund formed in Argentina (an “Argentine Legal Entity”).

Taxation of Holders of Class A Shares

Taxation of Dividends. Pursuant to the Argentine income tax law (“ITL”), dividends either distributed to or available for collection by Argentine holders of Class A shares, whether in the form of cash, stock or other types of consideration, would be subject to Argentine income tax.

Argentine Individuals are subject to progressive tax rates ranging from 9% to 35%, whereas Argentine Legal Entities are subject to a flat rate of 35%, imposed on taxable income.

Argentine holders of Class A shares would be entitled to an ordinary direct foreign tax credit for any income taxes or similar taxes effectively paid by such holders upon the distribution of dividends. Also, an indirect tax credit may be available under certain circumstances.

Taxation of Capital Gains. The tax treatment of capital gains realized upon the sale, exchange or other disposition of Class A shares would depend on whether such gains are realized by an Argentine Individual or an Argentine Legal Entity.

Under current law and the interpretation of the Attorney General, Argentine Individuals who do not sell shares on a regular basis generally are not subject to the Argentine income tax on capital gains derived from the disposal of such Class A shares. There is no legal test or definition used to determine whether such activity is deemed to be carried out on a regular basis.

Argentine Individuals who purchase and sell shares on a regular basis would be subject to income tax at a progressive rate ranging from 9% to 35% on capital gains realized upon the sale, exchange or other disposition of Class A shares. The taxable gain would equal the price paid for the shares less the cost for the shares, converted into pesos at the time of acquisition, and related expenses.

Capital gains realized upon the sale, exchange or other disposition of Class A shares by an Argentine Legal Entity would be subject to income tax at the rate of 35%. The taxable gain would equal the price paid for the shares less the cost for the shares, converted into pesos at the time of acquisition, and related expenses.

Capital losses realized upon the disposal of Class A shares (i.e., foreign source losses from shares) would be subject to a basket limitation and could only be offset against foreign source gains from the disposal of shares of foreign entities.

Value Added Tax (“VAT”). Neither the sale, exchange nor other disposition of Class A shares nor the payment of dividends on such shares is subject to VAT.

Personal Assets Tax (“PAT”). Under Law 23,966, as amended, Argentine Individuals are subject to the PAT, a net wealth tax levied on worldwide assets, which would include Class A shares, held as of December 31 of each year. Argentine Legal Entities are not subject to the PAT with respect to the shares they own in other legal entities.

The PAT is imposed on the value (calculated according to the PAT Law) of an Argentine Individual’s assets. Argentine Individuals whose total assets do not exceed AR$305,000 are exempt from the tax.

For Argentine Individuals who own assets with a value that does not exceed AR$750,000, the PAT is calculated at the rate of 0.5% on the total assets.

For Argentine Individuals who own assets with a value in excess of AR$750,000 and up to AR$2,000,000, the PAT is calculated at the rate of 0.75% on the total assets.

For Argentine Individuals who own assets with a value in excess of AR$2,000,000 and up to AR$5,000,000, the PAT is calculated at the rate of 1% on the total assets.

For Argentine Individuals who own assets with a value of more than AR$5,000,000, the PAT is calculated at the rate of 1.25% on the total assets.

Class A shares would be considered assets subject to the PAT based on their fair market value as of December 31st of each year if they are listed on an established securities market and based on the holder’s proportionate share of the net worth of Apollo if they are not listed on an established securities market.

Minimum Deemed Income Tax (“MDIT”). Argentine Legal Entities are subject to the MDIT at the rate of 1% (0.2% in the case of local financial entities, leasing entities and insurance entities) on their assets wherever located, according to the value of such assets at the end of the fiscal year. If Class A shares are listed on an established securities market they would have to be valued according to their market price. If they are not listed on an established securities market, value would be determined based on the holder’s proportionate share of the net worth of Apollo.

There is a de minimis threshold of AR$200,000, but if the value of the assets exceeds such amount, the total value of the assets is subject to the tax.

The MDIT is payable only if the income tax as determined for a given fiscal year does not equal or exceed the amount of the MDIT assessed for such year. In such a case, only the difference between the MDIT determined for such year and the income tax determined for such year shall be paid. Any MDIT paid in a given year may be used as a credit against any income tax payable during any of the immediately following ten fiscal years in which income tax exceeds MDIT. MDIT is effective through December 30, 2019.

Tax on Debits and Credits on Banking Accounts. Law No. 25,413, as amended, levies a tax on debits from and credits to bank accounts at financial institutions located in Argentina and on other transactions that are used as a substitute for the regular use of bank accounts.

The general tax rate is 0.6% for each debit or credit. In certain cases, an increased rate of 1.2% or a reduced rate of 0.075% may apply.

A tax credit is available against income tax and MDIT for 34% of the tax paid at the 0.6% rate on bank credits, and 17% of the tax paid at the 1.2% rate.

This tax could be applicable to Argentine holders in connection with any debit from or credit to Argentine bank accounts, excluding saving accounts generated by, among others, the purchase or disposal of Class A shares or the collection of dividends.

Turnover Tax. The turnover tax is a local tax levied by the Argentine provinces and the city of Buenos Aires on the performance of a for-profit activity (i.e., an activity for which consideration is paid) on a regular basis. The taxable gain is the amount of gross receipts realized from any such activity within the local jurisdiction. The applicable tax rate ranges from 1% to 4.5%, depending on the jurisdiction.

Argentine Legal Entities are generally subject to this tax, but Argentine Individuals who are not involved in the regular activity of buying and selling shares are not. Prospective Argentine holders of Class A shares should analyze the possible application of the turnover tax, taking into account the relevant provincial laws given such holders’ places of residence and business.

Under the Tax Code of the City of Buenos Aires, turnover derived from dividends or as a result of any transaction in respect of shares is exempt. Therefore, the holding of Class A shares would not trigger turnover tax in the City of Buenos Aires.

Stamp Tax. The stamp tax is a local tax levied on the instrumentation of contracts either signed or having effects in Argentina. It is payable in the jurisdiction in which the economic transaction is instrumented, but it may also be applicable in the jurisdiction in which such transaction has effects. The tax rate varies in each jurisdiction (the average is 1%) and the tax is imposed on the economic value of the instrumented transaction.

Argentine holders of Class A shares could be subject to stamp tax in certain Argentine provinces (other than La Rioja Province or Tierra del Fuego Province) if any instrumented transaction in connection with Class A shares is performed or executed in such local jurisdiction.

Other Taxes. The Province of Buenos Aires enacted Law 14,044 modified by Law 14,200, introducing an inheritance and gift tax, effective as of January 1, 2011.

Such tax is levied on the increase of a person’s wealth as a consequence of receiving assets on a gratuitous basis, such as inheritances, legacies, gifts, and eligible contributions to companies and certain onerous specific transactions mentioned by law as an anti- avoidance measure.

Individuals and legal entities domiciled in the Province of Buenos Aires would in principle be subject to this tax if they receive the Class A Shares as an inheritance or gift as there is no specific exemption for assets located out of the country.

This tax applies to any gratuitous transfer of assets, the aggregate value of which exceeds AR$60,000. In the case of parents, children and spouses, the threshold amount is increased up to AR$350,000. If the value exceeds AR$60,000 or AR$350,000 (as the case may be), all the assets received on a gratuitous basis will be subject to the tax at progressive rates, ranging between 4% and 21.925%, subject to certain conditions.

Tax Treaties. There is currently no tax treaty in effect between Argentina and the United States to avoid double taxation on income and capital.

Material Brazilian Tax Considerations

The following summary describes the material Brazilian Federal income tax (Corporate Income Tax and Social Contribution on Profits) considerations relating to an investment in Class A shares by holders resident in Brazil. This summary is not meant to be a comprehensive and complete description of all Brazilian tax considerations that may be relevant for Brazilian resident holders.

This summary is based on Brazilian laws and regulations currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the Brazilian Federal income tax consequences to them of acquiring, holding and disposing of Class A shares.

Taxation of Brazilian Holders of Class A Shares

Under Brazilian law, Brazilian resident holders of Class A shares (whether individuals or entities) would be subject to income tax upon the disposal of Class A shares. Specific rules apply to profits received by Brazilian resident-holders of Class A shares. Dividends derived from equity held in Brazil are not subject to taxation in Brazil.

Capital Gain on Disposal of Class A Shares. Under Articles 117, 138 and 142 of the Income Tax Regulation individual holders of Class A shares would be subject to Income Tax at a rate of 15% on the excess of the sale price of the Class A shares over the acquisition cost of such Class A shares, in respect of capital gains received upon the disposal of Class A shares. Such tax must be collected on or before the last business day of the following month in which the proceeds derived from the disposition of the shares are received.

If the holder is an entity, any capital gains would be added to the holder’s taxable income for Income Tax purposes. Such an addition could result in taxation of the capital gain at a rate of 34% (considering the 25% of corporate income tax and 9% of social contribution on net income), unless the entity has net operating losses in an amount which would be sufficient to offset the increase in the taxable basis represented by the capital gains.

Capital gains earned by companies located in Brazil with respect to transactions abroad subject such companies to Income Tax and to Social Contribution on Profit under the chosen regime.

Capital gains earned abroad must be converted into Reais at the exchange rate (selling rate) as of the date they are accounted in Brazil. In accordance with Article 395 of Income Tax Regulation, the income tax due abroad with respect to capital gains that are added to taxable income in Brazil can be offset against Income Tax due in Brazil on such capital gains.

In addition, under a reciprocity agreement executed between Brazil and the United States, income tax paid in the United States can be offset against Income Tax due in Brazil, and Income Tax paid in Brazil can be offset against income tax due in the United States.

Capital gains earned by individuals are exempt from income tax as long as the sale price does not exceed R$35,000.00.

Distribution of Profits and Dividends. Distribution of profits or dividends to Brazilian resident holders of Class A shares would be subject to Income Tax and, if the holder is an entity, it will also be subject to the Social Contribution on Profits.

Individual holders are not subject to taxation in Brazil for dividends derived from equity held in Brazil. If the dividends derived from Class A shares are held abroad by Brazilian individuals, such individuals are subject to Income Tax at variable rates of 7.5%, on monthly income from R$ 1,637.11 to R$ 2,453.50, with a R$ 122.78 tax deduction allowed; 15%, from R$ 2,453.51 to R$ 3,271.38, with a R$ 306.80 tax deduction allowed; 22.5%, from R$ 3,271.39 to R$ 4,087.65, with a R$ 552.15 tax deduction allowed; and 27.5%, on monthly income exceeding R$ 4,087.65, with a R$ 756.53 deduction allowed.

If the holder is an entity, any distributed profits or dividends in respect of equity held abroad would be added to the holder’s taxable income for Income Tax purposes. Such an addition could result in taxation of such distributions at a rate of 34% (corporate income tax and social contribution on net income), unless the entity has net operating losses in an amount which would be sufficient to offset the increase in the taxable basis represented by the capital gains.

The Income Tax paid in the United States can be offset against Income Tax in Brazil.

Foreign exchange operations in Brazil are now subject to the assessment of the Tax on Financial Operations, at a rate of 0.38%, on the currency exchange.

Material French Tax Considerations

The following summary describes certain French tax considerations of the acquisition, holding and disposition of our Class A shares as of the date hereof. This summary does not represent a detailed description of all French tax considerations that may be relevant to a decision to acquire, hold or dispose of our shares. This summary is based on French tax laws (including, as the case may be, the income tax treaty entered into between France and the United States on July 31, 1994, as amended (the “U.S.-France Treaty”)) and regulations in force as of the date of this prospectus, and as interpreted by the French courts and tax authorities without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect. Each prospective holder of Class A shares should consult his or her own professional tax advisor with respect to the tax consequences of an investment in Class A shares. The discussion of the principal French tax consequences of the acquisition, holding and disposal of Class A shares set forth below is included for general information only.

For purposes of the following summary, it is assumed that no holder of Class A shares holds (directly or indirectly, taking into account constructive ownership and attribution rules as may be applicable under French tax law) shares representing 5% or more of the total issued and outstanding capital or voting rights of Apollo, and that no Class A shares held by a French resident holder are attributable to a permanent establishment or fixed base situated outside France.

This discussion does not apply to certain categories of investors that may be subject to specific rules, including inter alia banks and financial institutions, insurance companies, collective investment schemes, companies holding Class A shares as a controlling interest (titres de participation) or individuals holding Class A shares as part of their professional assets. Those investors should consult their own professional tax advisors with respect to the French tax consequences of such an investment.

Investors Holding Class A Shares

We expect to be treated as a partnership for U.S. tax purposes. Generally, there is no clear guidance under French tax law addressing the treatment of tax transparent entities formed under foreign law. However, the French tax authorities have issued a statement of practice addressing certain specific aspects of the application of the U.S.-France Treaty to partnerships and similar entities (including certain limited liability companies) organized under the laws of the United States (the Instruction of April 26, 1999 published in the Bulletin officiel des impôts 14 B-3-99 dated May 6, 1999; the “Statement of Practice”). However, the Statement of Practice does not provide comprehensive guidelines regarding the application of the U.S.-France Treaty to such entities, and the French tax authorities are currently considering potential modifications of their current practice regarding foreign partnerships in general. It should be noted that the first draft of a major reform of the French tax treatment of French and foreign partnerships was proposed by the French Government in December 2010 (as part of the French Amended Finance Bill for 2010), but the discussions before the French Parliament on this proposed reform have been postponed until a later date.

On this basis, it is expected that the current tax treatment of French holders of Class A shares would be as summarized below.

Taxation of Income. The tax treatment of U.S.-source dividends received by a French resident in respect of an investment in a U.S. limited liability company treated as a partnership for U.S. Federal income tax purposes is not entirely clear and is not specifically addressed in the Statement of Practice. It may however be inferred from the Statement of Practice and the usual practice of the French tax authorities that holders of Class A shares who are resident in France for tax purposes should not be taxable on a flow-through basis in relation to their investment (i.e., they should not recognize income upon its realization by Apollo). Such holders should be required to include distributions made by Apollo in their taxable income in respect of the taxable period during which those distributions are made.

The proportionate share of income realized by Apollo that is allocated to a French individual holder of Class A shares as part of his or her private assets would be subject to income tax at a progressive rate, together with social taxes of 13.5%.

Income distributed by Apollo to a holder that is an entity subject to French corporation tax should be included in that entity’s taxable income, subject to corporation tax at the standard rate of 33.33% plus (i) (subject to certain exemptions) a social contribution of 3.3% assessed on the amount of corporation tax after a deduction capped at €763,000 per twelve month period and (ii) a temporary (for fiscal years ending before December 31, 2013) surcharge of 5% assessed on the gross corporation tax liability for companies that have an annual turnover in excess of €250 million .

It would need to be confirmed by the French tax authorities whether or not the French holders of Class A shares could be entitled to a tax credit in France in respect of any withholding taxes paid in the United States in accordance with the U.S.-France Treaty in respect of distributions made by Apollo.

Taxation of Capital Gains or Losses. Capital gains resulting from the sale of Class A shares by an individual holding such shares as part of his or her private assets would be subject (from the first euro) to income tax at a rate of 19%, together with social taxes of 13.5% (resulting in an aggregate rate of 32.5%). Capital losses could be set off against capital gains of the same nature realized in the year of transfer or in the following ten years.

A disposal of Class A shares by an entity subject to French corporation tax should give rise to a gain or loss included in that entity’s taxable income, subject to corporate tax at the standard rate of 33.3% plus (i) (subject to certain exemptions) a social contribution of 3.3% assessed on the amount of corporation tax after a deduction capped at €763,000 per twelve month period and (ii) a temporary (for fiscal years ending before December 31, 2013) surcharge of 5% assessed on the gross corporation tax liability for companies that have an annual turnover in excess of €250 million.

Wealth Tax. Class A shares held by individuals that are resident of France for tax purposes are in principle included in such holders’ taxable assets for wealth tax purposes.

Registration Duty. No French registration duty would be due on the issue or transfer of Class A shares, unless the transfer is effected by means of a written agreement executed in France.

Material German Tax Considerations

The following summary describes the material German tax considerations relating to an investment in Class A shares by persons resident in Germany. This summary is not meant to be a comprehensive and complete representation of all German tax considerations possibly relevant for German resident holders. This discussion is not directed to holders of Class A shares subject to special treatment under German income tax laws, such as credit institutions (Kreditinstitute), financial services institutions (Finanzdienstleistungsinstitute), financial enterprises (Finanzunternehmen) and insurance companies.

The following discussion is based upon German tax law applicable as of the date of this prospectus and upon provisions of double taxation treaties entered into between the Federal Republic of Germany and other countries. In both areas, the law may change and such changes may have retroactive effect.

Prospective holders of Class A shares should consult their own tax advisors about the tax consequences of the acquisition, holding and transfer of Class A shares. Only such tax advisors are in a position to take into account adequately the special tax situation of the individual holder.

Qualification of Apollo Global Management, LLC for German Tax Purposes

We intend to operate so that we will qualify to be treated for U.S. Federal income tax purposes as a partnership. However, according to an interpretation letter on the qualification of US-LLCs for German tax purposes issued by the German Federal Ministry of Finance (BMF letter of March 19, 2004, IV B4 – S1301 USA – 22/04, BStBl. I 2004, page 411 confirmed by BMF letter of December 22, 2009 IV C 1 – S 2252/08/10004, BStBl. I 2010, 94, ann. 2 and BMF letter of April 16, 2010 (IV B 2 – S 1300/09/10003, BStBl. I 2010, page 354, no 1.2), such qualification is not binding for German tax purposes. Based on this interpretation letter, we believe that we qualify as a corporation for German tax purposes.

Taxation of Dividends

Class A shares held as private assets. Given that the company is assumed to be a corporation for German tax purposes, the income derived by German investors is regarded either as dividend income or as capital gain from the disposal of shares. German withholding tax is deducted on dividends only in cases where the Class A shares are held in custody or administered by a German financial institution, a German financial services institution (including the German branch of a foreign institution), a German securities trading company or a German securities trading bank (a “Disbursing Agent”).

The Disbursing Agent must withhold and remit to the respective German tax office a dividend withholding tax in the amount of 25% on any dividends it disburses to German resident holders of Class A shares, plus a solidarity surcharge of 5.5% thereon (in total 26.375%). The basis for the dividend withholding tax is the dividend approved for payment by the company’s shareholders’ meeting.

The dividend withholding tax is typically considered a final flat tax. However, shareholders can apply to have their dividend income assessed in accordance with the general rules on determining an individual’s tax bracket if this would result in a lower tax burden.

Shareholders are subject to income tax on their gross personal investment income less the saver’s allowance (Sparer-Pauschbetrag) of €801 (€1,602 for married couples filing jointly). The deduction of income related expenses actually incurred is not allowed.

If the Class A shares are not held with a Disbursing Agent, the German tax resident individual is obliged to include the dividends paid on the Class A shares in its annual tax return (i.e., the ordinary assessment procedure is mandatory). Also, the dividend income will effectively be subject to the flat income tax rate of 25% plus a solidarity surcharge of 5.5% thereon (or, if applicable, the lower individual tax rate).

Class A shares held as business assets. When Class A shares are held as part of a shareholder’s business assets (including Class A shares attributable to a permanent establishment in Germany of a shareholder subject to limited tax liability), taxation of the dividends depends upon whether the shareholder is a corporation, sole proprietor or partnership. Irrespective of the shareholder’s legal form, dividends paid on the Class A shares are, however, not subject to German withholding tax.

Corporations. If the shareholder is a corporation domiciled in Germany, under currently applicable German tax law, 95% of the dividend income is generally exempt from corporate income tax. Business expenses actually incurred that have a direct economic connection to the dividends are (subject to the general limitations on debt financing) deductible when determining the shareholder’s corporate income tax liability and, within certain limits, the trade tax liability. If the Class A shares are attributable to a permanent establishment maintained in Germany by the corporation, generally the full amount of the dividend income is subject to trade tax. Pursuant to the draft German Annual Tax Act 2013, with retroactive effect as of the assessment period 2012, the dividend exemption from corporate income tax would require a holding quota of at least 10%. The 10% holding quota has to be met at the beginning of the relevant assessment period. If a shareholder acquires a participation of at least 10%, the acquisition will have retroactive effect as of the beginning of the relevant assessment period. Indirect shareholdings through a partnership will be considered at shareholder level on a pro-rata basis. Tax deductible business expenses may only be set off against taxable dividend income. Any excess amount must be carried forward. There is a strong likelihood that the law will be changed according to the draft German Annual Tax Act 2013, even if it is not yet entirely clear.

Sole proprietors. If a sole proprietor holds the Class A shares as business assets, 60% of the dividend income is subject to the progressive personal income tax, plus a 5.5% solidarity surcharge thereon. Sixty-percent of any business expenses actually incurred that have an economic connection to the dividends can be deducted (subject to the general limitations on debt financing) when determining the income tax liability. If the Class A shares form part of the business assets of a permanent establishment maintained in Germany for a commercial enterprise the shareholder owns, generally the full amount of the dividend income (less business expenses with an economic connection to the dividend income) is subject to trade tax. The trade tax is generally credited as a lump sum against the shareholder’s personal income tax liability.

Partnerships. Generally, partnerships are considered transparent for purposes of determining personal and corporate income tax liability. Thus, the (corporate) income tax is not assessed at the level of the partnership, but rather at the level of the individual shareholder, and is undertaken, therefore, in accordance with the tax principles described above (see above “—Corporations” and “—Sole proprietors”). Trade tax, by contrast, is assessed at the level of the partnership, with consideration given to the trade tax rules applicable to the respective shareholders (see above “—Corporations” and “— Sole proprietors”).

Taxation of Capital Gains

Unless otherwise noted in this section, the statements made above under “—Taxation of Dividends” apply accordingly to the taxation of capital gains.

Shares held as private assets. Withholding tax is deducted from capital gains only in cases where the Class A shares are held in custody or administered by a Disbursing Agent. To the extent the Class A shares are held in a custody account outside of Germany when sold, the ordinary assessment procedure for income tax purposes is mandatory. Gains on the sale of Class A shares are generally taxed as investment income and as such are subject to income tax at a uniform rate of 25% (plus 5.5% solidarity surcharge thereon). Capital losses resulting from the disposal of the Class A shares can only be deducted from capital gains on the disposal of shares. If the individual selling the Class A shares directly or indirectly held at least 1% of the company’s capital at any time during the five years preceding the sale, only 60% of the gains from the sale of the Class A shares is taxable at the individual’s personal income tax rate plus a 5.5% solidarity surcharge thereon. Correspondingly, 60% of capital losses on the sale of the Class A shares and of expenses economically connected to the sale is generally deductible.

Class A Shares held as business assets. No tax is withheld on capital gains that qualify as business income of a corporation, association or estate subject to unlimited tax liability in Germany or of a German establishment of a shareholder subject to limited or unlimited tax liability in Germany.

Corporations. Generally, under currently applicable German tax law, capital gains earned on the sale of Class A shares by corporations are 95% exempt from corporate income tax and trade tax, irrespective of the stake represented by the Class A shares. Business expenses actually incurred that have a direct economic connection to the Class A shares sold are deductible (subject to the general limitations on debt financing) when determining the shareholder’s corporate income tax liability and, within certain limits, the trade tax liability. Losses from the sale of Class A shares are not deductible for corporate income tax or trade tax purposes. Pursuant to the draft German Annual Tax Act 2013, with retroactive effect as of the assessment period 2012, the capital gains exemption from corporate income tax would require a holding quota of at least 10%. Business expenses that have an economic connection to the Class A shares sold and losses from the sale of Class A portfolio shareholdings may only be set off against taxable capital gains. Any excess amount must be carried forward.

Sole proprietors. Sixty-percent of the capital gains on the sale of Class A shares is subject to income tax and trade tax irrespective of the stake represented by the Class A shares. Correspondingly, 60% of capital losses on the sale of the Class A shares is deductible for income and trade tax purposes.

Shareholders can deduct 60% of the actually incurred business expenses with an economic connection to the capital gains (subject to the general limitations on debt financing) when determining their income tax liability and, within certain limits, their trade tax liability.

Partnerships. Personal income tax or corporate income tax on gains from the sale of the Class A shares is assessed at the level of each partner rather than at the level of the partnership and is undertaken, therefore, in accordance with the tax principles described above (see above “—Corporations” and “—Sole proprietors”). Trade tax, by contrast, is assessed at the level of the partnership, with consideration given to the trade tax rules applicable to the respective shareholders (see above “—Corporations” and “—Sole proprietors”).

Credit of Foreign Taxes

Persons who are residents in Germany may be subject to certain U.S. taxes (e.g., withholding taxes) as a result of an investment in Class A shares. Such taxes may be, subject to certain requirements and limitations, creditable against the German (corporate) income tax liability.

Other Taxes

No German transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of the Class A shares. Provided that certain requirements are met, business owners may, however, opt for the payment of value-added tax on transactions that are otherwise tax-exempt. No net wealth tax is currently imposed in Germany.

Material Hong Kong Tax Considerations

The following summary describes the material Hong Kong tax considerations relating to an investment in Class A shares by holders resident in Hong Kong. This summary does not purport to be a comprehensive discussion of all Hong Kong tax considerations that may be relevant to a holder resident in Hong Kong. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Hong Kong laws and regulations currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

Profits Tax on Our Profits, Distributions, or Disposition of Interest

No Profits Tax is imposed under Hong Kong law in respect of income generated from holding or disposing of Class A shares, unless all of the following factors are present: (i) the taxpayer carries on a trade, profession or business in Hong Kong; (ii) such income is attributable to that trade, profession or business; (iii) such income is derived from or arises in Hong Kong; and (iv) in the case of dispositions, Class A shares were not a capital asset of that trade, profession or business.

If the above factors are present for a given holder, taxable gains would be subject to Hong Kong Profits Tax, which is currently imposed on companies at a rate of 16.5% and on other persons at a rate of 15%.

Gains from sales of trading stock would be considered to be derived from or arising in Hong Kong if the relevant purchase or sales contracts are negotiated and concluded in Hong Kong. However, as Class A shares are traded on the NYSE, such gains would generally be considered as sourced outside Hong Kong and hence not subject to Hong Kong Profits Tax.

Tax Treaties

Except for a treaty on the avoidance of double taxation on shipping profits, Hong Kong is not party to any income tax treaty with the United States. The discussion above in “—Material U.S. Federal Tax Considerations” regarding the possibility of reduced rates of U.S. taxation due to a tax treaty with the United States is not relevant for Hong Kong residents.

Stamp Duty

A sale or purchase of Class A shares would be subject to Hong Kong Stamp Duty if a share register for such shares is maintained in Hong Kong. Because Class A shares will not have a share register maintained in Hong Kong, their transfer should not be subject to Hong Kong Stamp Duty.

Material Luxembourg Tax Considerations

The following summary describes the material Luxembourg tax considerations relating to an investment in Class A shares by holders residing in the Grand Duchy of Luxembourg. This summary does not purport to be a comprehensive discussion of all Luxembourg tax considerations that may be relevant to a holder resident in Luxembourg. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Luxembourg laws and regulations currently in force, as well as the treaty for avoidance of double taxation concluded between the United States of America and the Grand Duchy of Luxembourg on April 3, 1996, and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

Holders resident in Luxembourg must, for income tax purposes, include in their annual taxable income any income (dividends, capital gains or liquidation proceeds in excess of their cost base) received or accrued on their Class A shares.

Status of the LLC

For the purpose of the material Luxembourg tax consequences described herein, it is assumed that Apollo Global Management, LLC, under Luxembourg law and under a substance over form approach, will be considered (i) to qualify as a corporation and (ii) to be subject to a tax comparable to the Luxembourg income tax.

First, based on Luxembourg case law, foreign entities are classified as corporations or partnerships according to their legal status, regardless of the tax treatment in the country where they are established. Apollo will be considered to be a corporation, provided that it has similar legal and economic characteristics to those of Luxembourg corporations.

Second, Apollo must be considered as taxed at a corporate tax rate corresponding to the Luxembourg corporate tax rate (at least 10.5 % effective rate and comparable tax base). Even if Apollo is not taxable itself in the United States, it could qualify under this criteria if the taxes paid on the income it receives at the level of its wholly-owned U.S. subsidiaries are comparable to the Luxembourg income tax in principle and in level. As long as the income from APO Asset Co., LLC does not exceed 2/3 of the total income received (assuming that the 1/3 of the income received from APO Corp. is taxed in the United States at a 35% rate), Apollo should under that approach be considered as corresponding to the Luxembourg income tax.

Alternatively, under a literal and more formalistic approach one would disregard the taxation at the lower level of the income flows received by Apollo and only consider its tax exempt status under U.S. tax laws. In that case, Apollo would fail to qualify as a corporation subject to taxation in the United States in a manner comparable to the Luxembourg corporations. Consequently, none of the provisions of the Luxembourg tax laws aiming at alleviating the economical double taxation would apply, subjecting all of the income derived from Apollo being fully taxable at the marginal tax rate of the Luxembourg investor. The below only analyzes the applicable tax treatment under the more favorable substance over form approach.

Taxation of Individual Luxembourg Holders

The below comments apply only in the case Apollo is treated as a corporation under Luxembourg tax law. In case Apollo would be treated as a tax transparent partnership, none of the below comments apply as the individual would be fully taxable on the profits realized by the partnership (even if not distributed).

Dividends. Dividend distributions received by a Luxembourg resident individual holder of Class A shares would be taxed at a progressive rate corresponding to the yearly income of such individual, with a maximum of 39% with a surcharge of 4% or 6% (depending on the net income of the taxpayer) for the employment fund. However, individual shareholders would benefit from an exemption of 50% of the amounts received if Apollo meets the exemption criteria necessary to be considered as taxed at a corporate tax rate corresponding to the Luxembourg corporate tax rate.

Any withholding tax levied by U.S. tax authorities will be creditable up to a maximum of 15% against the Luxembourg income tax due on all the U.S. taxable income received. No second tier or lower tier tax credit is available.

Capital Gains. If Class A shares are sold by a Luxembourg individual within six months after the shares’ acquisition, any gain realized upon the sale would be subject to tax at the rate corresponding to the yearly income of such individual.

If Class A shares are sold more than six months after the shares’ acquisition, the gain would be tax exempt if the individual, alone or with his spouse or partner and his minor children, has held at any time within the 5 years preceding the sale, a participation not exceeding 10% of the capital of Apollo. If the individual owns or has owned a participation in excess of 10% of the capital of Apollo, then the gain would be subject to tax at half of the normal tax rate corresponding to the yearly income of such individual. The first EUR 50,000 of long-term taxable gains (EUR 100,000 for spouses or partners taxed jointly) realized in a 11-year period are tax exempt.

Net Wealth Tax. Individuals are no longer subject to net wealth tax since January 2006.

Taxation of Luxembourg Entities

A Luxembourg resident holder subject to (i) the law of December 17, 2010 on undertakings for collective investment (organismes de placement collectif), (ii) the law of February 13, 2007, as amended, on specialised investment funds (fonds d’investissement spécialisés) or (iii) the law of May 11, 2007, as amended, on family estate holding companies (sociétés de gestion de patrimoine familial) would not be subject to any Luxembourg income tax in respect of income received or accrued on Class A shares or on gains realized on the sale or disposal of Class A shares.

Other Luxembourg tax resident entities will be subject to the following treatment:

Dividends. Dividends received by a Luxembourg entity could (i) be fully taxable at the global corporate tax rate (i.e., 28.80% for entities residing in Luxembourg City), (ii) be exempt from tax if the recipient entity holds or undertakes to hold a participation of at least 10% or of an acquisition price of at least €1.2million for an uninterrupted period of at least 12 months in an entity that is taxed at an income tax corresponding to the Luxembourg corporation tax (a “Qualifying Participation”) or (iii) benefit from a specific exemption under a treaty for the avoidance of double taxation.

Dividends received in respect of Class A shares should be tax exempt if (i) Apollo is considered as taxed at a rate corresponding to the Luxembourg corporate tax, (ii) the participation held is at least 10% and (iii) the shares have been held for an uninterrupted period of at least 12 months.

Any withholding tax levied by U.S. tax authorities will be creditable against the Luxembourg corporate tax due on all the U.S. taxable income received. No second tier or lower tier tax credit is available.

Capital Gains. Any gain realized by a Luxembourg resident entity on the sale of Class A shares should be taxed at the global corporate tax rate (i.e., 28.80% for entities residing in Luxembourg City). Gains realized on the sale of a Qualifying Participation should be tax exempt, but in this case the minimum acquisition price threshold would be €6 million.

Net Wealth Tax. Luxembourg companies are subject to the annual net wealth tax (the “NWT”), which is assessed at the rate of 0.5% on the fair market value of a company’s net assets as of January 1st of each year. However, a Luxembourg entity would be exempt from NWT on Class A shares under the conditions of the Qualifying Participation (without regard to the 12 month holding period).

Material Mexican Tax Considerations

The following summary describes the material Mexican tax considerations relating to an investment in Class A shares by holders resident in Mexico. This summary does not purport to be a comprehensive discussion of all Mexican tax considerations that may be relevant to a holder resident in Mexico. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Mexican laws currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

For the purpose of the material Mexican tax consequences described herein, it is assumed that Mexican taxpayers are (i) individuals with their dwelling located within Mexican territory or, if they have another dwelling located abroad, individuals whose “center of vital interests” is located within Mexico and (ii) entities with the principal administration of their business or effective place of management located within Mexican territory.

The material Mexican tax consequences of an investment in Class A shares described herein would not be different by virtue of being held through a nominee or deposited or kept by a third party (i.e., DTC).

Acquisition of Class A Shares

General Tax Regime. Under the Mexican Income Tax Law (“MITL”), an individual taxpayer is liable for tax when acquiring shares for a purchase price that is more than 10% below market value.

In the above-mentioned case, the taxable gain is the difference between market value and purchase price. Entities that purchase shares must consider the effective purchase price as part of the shares’ tax basis when they determine future capital gains on the disposal of the shares. Equity interests are treated as shares for all income tax purposes.

Income from transfers of shares or equity is exempted under the Business Flat Rate Tax Law effective as of January 1, 2008. The Business Flat Rate Tax is a complementary tax of the Income Tax.

Investment in Preferential Tax Regimes. Income considered to be obtained from a preferential tax regime is deemed to be received when it is accrued even if it is not already distributed to the Mexican taxpayer as dividends or profits. For such purposes, income is considered to be obtained in proportion to the average per diem direct or indirect participation owned by the Mexican taxpayer.

Investments in preferential tax regimes must be reported annually. Delay in filing the report for more than three months is a criminal offense. Income from such investments may not be commingled with any other income.

Under the MITL, income from entities or structures that are transparent for tax purposes is considered as originated in a preferential tax regime.

An entity or structure is considered to be transparent for tax purposes if it is not considered as an income tax taxpayer in the jurisdiction in which it was incorporated or where it has its principal administration or effective place of management, and the income generated by it is attributable (for income tax purposes) to its members, partners or beneficiaries.

According to the administrative rules in effect as of January 1, 2008, income from transparent entities or structures shall not be considered as income from preferential tax regimes if the taxpayer’s participation in the transparent entity or structure is insufficient to give such taxpayer effective control (directly or through a nominee) over distributions of income or the administration of such entity or structure. This is also applicable to investments made through transparent entities or structures.

Administrative rules may be amended or eliminated by the authorities at any time. For such case the administrative rules provide that income is accruable when the transparent structure or entity distributes it to the taxpayer.

If Apollo Global Management, LLC is treated as a partnership for U.S. Federal income tax purposes, an investment in Class A shares would be subject to the provisions for income derived from preferential tax regimes unless acquiror demonstrates that it does not hold effective control on Apollo Global Management, LLC or its administration.

The MITL assumes that a Mexican taxpayer has effective control over an investment in a preferential tax regime, so such taxpayer must provide evidence of its ownership percentage in the entity or structure and such taxpayer’s lack of such control.

According to the rule, if such lack of control is proved, the taxpayer shall not be obligated to file the annual preferential tax regime’s report for such investment.

Dividends and Capital Redemptions

General Regime

Taxation of Mexican Entities. Dividends paid by a foreign entity to a taxpayer entity are taxable and are accrued for income tax purposes to determine monthly provisional payments and the annual tax. The taxpayer is entitled to credit the provisional tax payments paid during the tax year against the annual tax.

Income realized by a taxpayer in relation to the capital reduction or liquidation of a foreign entity in which the taxpayer is a partner or shareholder must be accrued as a capital gain. The taxable gain is determined by subtracting the acquisition cost of the shares from the proceeds derived from the capital reduction.

Taxation of Mexican Individuals. Dividends paid by a foreign entity to an individual taxpayer are taxable. If the taxpayer receives dividends regularly, such taxpayer must file monthly tax returns and pay the applicable tax at a progressive rate up to a maximum of 30%. For income realized by an individual taxpayer in relation to a capital reduction or liquidation of an entity, taxable gain is the amount redeemed per share less the updated acquisition cost per share. A taxpayer is entitled to a credit against annual income tax for monthly provisional payments made by such taxpayer in such tax year.

Income from Preferential Tax Regimes. There is no tax payable at the time of a dividend in relation to an investment in a preferential tax regime, including through transparent entities or structures, since the applicable tax was already paid at the time of accrual.

For any income realized in relation to the liquidation or capital reduction of an entity, trust, joint venture, investment fund or any similar structure incorporated or formed under foreign law, a taxpayer must determine taxable income by applying the capital reductions rules for Mexican entities. Such taxpayer must maintain a capital contributions account that is increased by capital contributions and net premiums for capital subscriptions and decreased by capital reductions reimbursed to such taxpayer. Specific rules govern the extent to which capital reductions are treated as distributions of profit.

Tax Credit on Dividends and Capital Reductions Paid from Abroad. Mexican resident individuals and entities are entitled to credit foreign income tax paid in relation to income realized from a source located abroad against the Mexican income tax, provided that such income is taxable under the MITL.

Additionally, corporate tax paid abroad by a non-resident entity paying dividends or profits directly or indirectly to a Mexican taxpayer entity may be credited in proportion to the Mexican taxpayer’s ownership, subject to certain ownership thresholds and other rules. In such case, the Mexican taxpayer must consider as tax base the dividend or profit received and the income tax paid abroad related to that dividend or profit. Credits claimed by a Mexican taxpayer are subject to certain limitations and other rules.

Transfer of Shares

Capital Gains for Entities. Gain derived from the transfer of shares is included in the determination of provisional payments and annual income tax. Gain is calculated by subtracting the average price paid for the shares by the transferor (tax basis) from the purchase price paid by the acquiror. The general corporate rate (30%) is applicable to such gain. The average price paid for shares issued by a non-resident entity is the proven price paid less any reimbursement derived from capital reductions.

For a transfer of shares issued by an entity subject to the preferential tax regimes’ regulations, gain may be determined according to the rules applicable to a transfer of shares issued by a Mexican entity. These rules require specific calculations and vary depending on the period in which the Mexican company owned the shares. Deduction of losses incurred in the transfer of stock is limited by the MITL, and some formal requirements must be met in order to take the corresponding deduction.

Capital Gains for Individuals. Individuals must make a provisional payment of 20% of the consideration received for the shares.

If shares are transferred to another Mexican taxpayer, the acquiror must withhold the tax and pay it to the Mexican tax authorities. If the shares are transferred to a non-Mexican, the Mexican transferor must pay the tax directly. The tax payment may be reduced by complying with certain requirements and filing an auditor’s report in connection with the calculation of the tax. This releases the acquiror from the withholding obligation. Individuals transferring shares governed by the provisions of preferential tax regimes may determine the corresponding capital gain by applying the tax basis rules for shares issued by Mexican companies.

Exemptions. Income realized by Mexican individuals in relation to the transfer of stock issued by a foreign entity listed in a Mexican stock house authorized under the Mexican Law of Securities Markets is exempt as long as holders or group of interest does not own directly or indirectly 10% or more of the shares of the entity. In case of equity derivatives referred to shares listed in a Mexican Stock house authorized under the Mexican Law of Securities Market, an exemption applies to income realized by individuals provided certain requirements are satisfied.

Tax Credit on Transfer of Shares. The use of credits by a Mexican entity or individual in connection with income tax paid abroad is subject to certain limitations and other rules.

Material Singapore Tax Considerations

The following summary describes the material Singapore tax considerations relating to an investment in Class A shares by persons resident in Singapore. This summary is based on the tax laws of Singapore as currently applied by the Singapore courts and on published practice of the Inland Revenue Authority of Singapore (“IRAS”) as of the date of this prospectus. This summary does not purport to be a complete discussion of all Singapore tax considerations that may be relevant to holders of Class A shares. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor.

Prospective holders who are resident or may otherwise be subject to tax in Singapore should consult their own tax advisors with regard to the Singapore income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as eligibility for any reduced withholding benefits.

Income Tax

In General. Singapore imposes income tax on income accruing in or derived from Singapore (“sourced in Singapore”) and income received in Singapore from outside Singapore (“remitted to Singapore”).

Foreign sourced income is considered received or deemed received in Singapore whether or not the source from which the income is derived has ceased if it is: (i) remitted to, transmitted to or brought into Singapore; (ii) applied in or towards satisfaction of any debt incurred in respect of a trade or business carried on in Singapore; or (iii) applied to the purchase of any movable property which is brought into Singapore.

Foreign-sourced income not remitted to Singapore is generally not subject to Singapore income tax. Foreign-sourced income received by an individual resident in Singapore is tax exempt (unless such income is received through a partnership registered in Singapore). Foreign-sourced dividend income, branch profits and service income received by a person (other than an individual) resident in Singapore may be tax exempt subject to satisfaction of certain conditions.

An individual is considered resident in Singapore in any year if he resides in Singapore (except for such temporary absences therefrom as may be reasonable and not inconsistent with a claim by such person to be resident in Singapore) or if he is physically present or is employed (other than as a director of a company) in Singapore for 183 days or more in the particular year. A company or body of persons is considered resident in Singapore in any year if the control and management of its business is exercised in Singapore.

The current corporate tax rate in Singapore is 17%. Singapore resident individuals are subject to tax based on progressive rates, currently ranging from 0% to 20%.

Taxation of Holders of Class A Shares

There is no regime in Singapore that provides for a limited liability company to be taxed as a partnership.

Where a limited liability company established in the United States (“LLC”) (which is not resident in Singapore and neither carries on any business operations or activities nor has any office or any form of permanent establishment in Singapore) qualifies to be taxed as a partnership for U.S. Federal income tax purposes, the IRAS presently does not have any published or official position as to whether distributions made by such LLC would be treated for Singapore income tax purposes either as dividend income arising from the holding of shares in such LLC or as partnership distributions. Accordingly, both characterizations are set forth below.

Tax Treatment of Foreign-sourced Dividend Income Received by any Singapore-resident Person

If distributions by us are deemed to be foreign-sourced dividend income, then such income would generally not be subject to Singapore income tax if not remitted to or received in Singapore. Foreign-sourced dividend income remitted to or received by an individual resident in Singapore is tax exempt (unless such income is remitted or received through a partnership registered in Singapore).

Foreign-sourced dividend income remitted to or received by a person (other than an individual) resident in Singapore is prima facie entitled to tax exemption if such dividend is subject to tax in the jurisdiction from which the dividend is paid and the highest corporate tax rate of such jurisdiction at the time of remittance is at least 15%.

Tax Treatment of Distributions from Foreign Partnership Sourced Outside Singapore

If distributions by us are deemed to be distributions paid by a foreign partnership the following would apply:

As a general rule, a partnership is not a taxable legal entity and partnership income is allocated to each partner in accordance with the partner’s respective interest in the partnership and taxed solely at the hands of the respective partner level.

Whether any portion of a partner’s allocated partnership income is subject to tax in Singapore depends on (i) the source of such income (i.e., whether the income is sourced in Singapore or foreign-sourced), (ii) the character of such income (i.e., whether the income consists of dividends, interest, trading income, etc.) and (iii) the form of legal entity of the partner (i.e., whether it is a corporation, an individual or any other form of legal entity). Partnership distributions consisting of foreign-sourced income are not subject to Singapore income tax if not remitted to or received in Singapore.

In the case of an individual partner resident in Singapore, all partnership distributions consisting of foreign-sourced income are tax exempt even if remitted to or received in Singapore by such individual (provided that such foreign-sourced income is not remitted or received through a partnership registered in Singapore).

In the case of a partner (other than an individual) resident in Singapore, partnership distributions consisting of, inter alia, foreign- sourced interest income and trading income/sale proceeds are potentially subject to Singapore income tax if remitted to or received in Singapore, whereas partnership distributions consisting of foreign-sourced dividend income are prima facie entitled to tax exemption if such dividend is subject to tax in the jurisdiction from which the dividend is paid and the highest corporate tax rate of such jurisdiction at the time of remittance is at least 15%.

The tax treatment of foreign partnership distributions is currently under review by the IRAS and the tax treatment set forth above may change.

Tax Credit

Singapore does not have a comprehensive double tax treaty with the United States. However, Singapore domestic income tax legislation provides for unilateral tax credits to be given to Singapore residents in respect of remittances of offshore income derived from prescribed foreign countries with which Singapore does not have a double tax treaty (“non-treaty country”). The United States is such a non-treaty country. Where Singapore tax is payable on the remittance of any type of income, including dividends, the resident taxpayer may be entitled to claim unilateral tax credits subject to the fulfillment of certain conditions. The amount of tax credit given is restricted to the tax charged on the same income in Singapore or the actual foreign tax paid, whichever is less. Any excess credit will be disregarded and cannot be set off against Singapore tax payable on other income or carried forward for future set-off.

If a resident taxpayer holds at least 25% of the total number of issued shares of the foreign dividend paying company, the tax credit shall take into account any foreign tax paid by such company in such foreign jurisdiction in which the company is resident in respect of its income out of which the dividend is paid.

Unilateral tax credit is not available to any non-resident person.

Taxation on Disposal of Class A Shares

Singapore does not impose capital gains tax. Hence, gains arising from disposal of assets that are held as capital assets for long term investment purposes will not be subject to Singapore income tax.

However, gains derived from the disposal of the Class A shares may be regarded as income and subject to Singapore income tax if they arise from or are otherwise connected with the activities of a trade or business carried on in Singapore. Such gains may also be considered income and subject to Singapore income tax even if they do not arise from an activity in the ordinary course of trade or business or an ordinary incident of some other business activity if the holders of such Class A shares have the intention or purpose to make a profit at the time of acquisition and the Class A shares are not intended to be held as long term capital investments.

Following the announcement of measures to provide certainty of non-taxation of gains derived by a company from disposal of equity investments during Budget 2012, the Singapore tax authority has stated in its e-tax guide, “Income Tax: Certainty of Non-taxation of Companies’ Gains on Disposal of Equity

Investments”, published on May 30, 2012, that gains derived by a company (the “divesting company”) from its disposal of the Class A shares made during the period from June 1, 2012 to May 31, 2017 (both dates inclusive) will not be subject to tax provided that the divesting company had held at least 20% of the ordinary shares in Apollo for a continuous period of at least 24 months. This tax concession would apply provided that the divesting company is not a company whose gains or profits from the disposal of the shares are included and subject to income tax as the profits of an insurer pursuant to section 26 of the Singapore Income Tax Act.

Foreign sourced gains derived from the disposal of shares and which are revenue in nature, may also be subject to Singapore income tax if they are remitted or deemed remitted to Singapore by persons (other than an individual) in Singapore.

Stamp Duty

Singapore stamp duty is not payable on the subscription of the Class A shares by any holder resident in Singapore.

If a register of the Class A shares is kept in Singapore and an instrument of transfer is executed in respect of such shares, stamp duty may be payable on such instrument at the rate of 0.2%, based on the higher of the consideration or market value of the shares.

Goods and Services Tax (“GST”)

The subscription of shares by and the sale of shares to Singapore investors are not subject to GST in Singapore.

Material Spanish Tax Considerations

The following summary describes the material Spanish tax considerations relating to an investment in Class A shares by holders resident in Spain. This summary does not purport to be a comprehensive discussion of all Spanish tax considerations that may be relevant to a holder resident in Spain. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. Accordingly, this summary refers only to the general Spanish regulations, without addressing the specific regulations that may apply depending on the particular autonomous region or autonomous city within Spain where the investor is resident for tax purposes.

This summary is based on Spanish laws and regulations currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective Spanish holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

For the purpose of the material Spanish tax consequences described herein, it is assumed that a prospective holder of Class A shares will hold, either directly or indirectly, less than 5% of the share capital in Apollo, and that such holder is not subject to any special tax regime in relation to Class A shares, such as the Spanish Holding Companies (Entidades de Tenencia de Valores Extranjeros) regime. Also, in the case of Spanish corporate holders (“Corporate Holders”), it is assumed that the financial year of Corporate Holders has started after December 31, 2011.

Income Tax

The Spanish income tax treatment applicable to Spanish resident holders of Class A shares depends upon Apollo’s characterization for Spanish tax purposes. In this respect, Apollo could be characterized legally as either (i) a corporation or (ii) a foreign entity with a similar or analogous nature to that of a Spanish pass-through entity (Entidad en Regimen de Atribución de Rentas).

In the following paragraphs, both of the above mentioned possible characterizations of Apollo will be considered because Apollo’s tax characterization for Spanish tax purposes is unclear. This lack of clarity is caused by the absence of (i) specific provisions of law regarding the legal characteristics that a foreign entity must have to be characterized as a pass-through entity for Spanish tax purposes; (ii) interpretations by the tax administration as to whether the nature of a U.S. limited liability company is similar, in all circumstances, to that of a pass-through for Spanish tax purposes; and (iii) clear guidance as to whether the tax treatment in a foreign entity’s state of incorporation would prevail over its legal classification under Spanish law for Spanish tax purposes.

Characterization of Apollo as a Corporation—Dividend Taxation. If Class A shares are characterized as shares in a corporation for Spanish tax purposes, profits distributed on Class A shares received by Spanish tax residents would be subject to the following regime:

•

Dividends paid by us to Corporate Holders and duly recognized for accounting purposes in the P&L account will form part of the aggregate taxable income of such holders, subject to corporate income tax (“CIT”) currently at a 30% rate.

•

If dividends paid by us to Corporate Holders are subject to U.S. withholding tax, such Corporate Holders would be allowed to deduct from their annual CIT liability the lower of (i) the actual amount paid at source due to a tax of identical or analogous nature to CIT or to Spanish Non-Resident Income Tax (“NRIT”) (i.e., withholding tax), which shall not exceed the maximum amount allowed to be taxed in the United States under the U.S.-Spain Double Tax Treaty (the “U.S.-Spain Treaty”) or (ii) the amount of tax which would have been payable had such income been realized in Spain.

•

If the dividends are paid through a Spanish paying agent, such agent must withhold from such dividend payments a 21% withholding tax as prepayment of the Spanish Corporate Holder’s final CIT liability.

•

Dividends paid by a non-resident company, such as Apollo, to Spanish tax resident individuals holding Class A shares (“Individual Holders”) would be subject to Individual Income Tax (“IIT”) at a rate of:

(a)	21% in respect of the first €6,000 of any income received by the Individual Holder;

(b)	25% in respect of any income received by the Individual Holder in an amount between €6,000 and €24,000; and

(c)	27% in respect of the income exceeding such €24,000.

The first € 1,500 of any dividends received annually may be exempt under certain circumstances.

•

If dividends paid by us to Individual Holders are subject to U.S. withholding tax, such Individual Holder would be allowed to deduct from his or her annual IIT liability the lower of (i) the actual amount paid at source due to a tax of identical or analogous nature to IIT or to NRIT (i.e., withholding tax), which shall not exceed the maximum amount allowed to be taxed in the United States under the U.S.-Spain Treaty; or (ii) the result of applying the Spanish effective average tax rate to the portion of the net tax base taxed abroad.

•

If the dividends are paid through a Spanish paying agent, such agent must withhold from such dividend payments a 21% withholding tax as prepayment of the Spanish Individual Holder’s final IIT liability.

Characterization of Apollo as a Corporation—Capital Gain Taxation. If Class A shares are characterized as shares in a corporation for Spanish tax purposes, capital gains derived from Class A shares would be subject to the following regime:

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Capital gains realized by a Corporate Holder upon holding or disposing of Class A shares will be regarded as taxable income on an accrual basis based on the income recognized in its P&L account adjusted in accordance with the rules contained in the CIT Law and, therefore, subject to CIT and taxed at the ordinary CIT 30% rate.

•

If the capital gains are subject to U.S. withholding tax, the Corporate Holder would be allowed to deduct from its annual CIT liability the lower of (i) the actual amount paid at source due to a tax of identical or analogous nature to CIT or to NRIT (i.e., withholding tax), which shall not exceed the maximum amount allowed to be taxed in the United States under the U.S.-Spain Treaty or (ii) the amount of tax which would have been payable had such income had been realized in Spain.

•

Capital losses incurred by the Corporate Holder in relation to Class A shares based on the loss recognized in its P&L account adjusted in accordance with the rules contained in the CIT Law would be deductible for CIT purposes.

•	Disposal of Class A shares by an Individual Holder may give rise to a taxable capital gain or a tax deductible capital loss to be included in such Individual Holder’s IIT taxable income.

•	Such gain or loss shall be calculated by reference to the difference between the transfer value of Class A shares, as established under IIT Law, and their acquisition value.

•	Capital gains obtained by an Individual Holder upon disposal of Class A shares will be taxed at a rate of:

(a)	21% in respect of the first €6,000 of any income received by the Individual Holder;

(b)	25% in respect of any income received by the Individual Holder in an amount between €6,000 and €24,000; and

(c)	27% in respect of the income exceeding such €24,000.

•

Capital losses may be offset against capital gains arising in the same taxable year. Outstanding capital losses can be carried forward and offset against capital gains arising in the same part of the taxable income base during the following four years.

•

If the capital gains are subject to U.S. withholding tax, the Individual Holder would be allowed to deduct from its IIT liability the lower of (i) the actual amount paid at source due to a tax of identical or analogous nature to IIT or to NRIT (i.e., withholding tax), which shall not exceed the maximum amount allowed to be taxed in the United States under the U.S.-Spain Treaty or (ii) the result of applying the Spanish effective average tax rate to the portion of the net tax base taxed abroad.

Characterization of Apollo as a Foreign Pass-Through Entity (Entidad en Regimen de Atribución de Rentas). If Apollo is characterized as a foreign pass-through entity for Spanish tax purposes, Spanish holders of Class A shares would be treated as follows:

•

Any items of income or capital gains realized by Apollo would be allocated to Spanish holders of Class A shares in proportion to such holders’ interests in Apollo, even if such holders have not received any distributions. Therefore, the amount of the taxable income of Spanish holders of Class A shares may exceed the cash distributions. In particular (i) cash distributions made by Apollo would not be taxable to Spanish holders of Class A shares; and (ii) in the case of Corporate Holders, amounts which may be recognized in the P&L account as a result of a change in value of the Class A shares should not be included in the CIT taxable income; in both cases, to the extent that such amounts (the cash distributions or the changes in value, respectively) correspond to allocated income.

•

The characterization of the items of income and capital gains realized by Apollo would be maintained upon allocation to Spanish holders of Class A shares. Determination of the taxable income to be allocated to Spanish holders of Class A shares would generally be made according to the IIT rules, regardless of whether such holders are individuals or corporations.

•

The tax rate applicable to income and capital gain allocated to Corporate Holders would be 30%, while the tax rate applicable to income allocated to Individual Holders would depend on the nature of the income allocated. If the income allocated to Individual Holders qualifies as dividend, interest or capital gain income, the applicable tax rate would be:

(a)	21% in respect of the first €6,000 of any income received by the Individual Holder;

(b)	25% in respect of any income received by the Individual Holder in an amount between €6,000 and €24,000; and

(c)	27% in respect of the income exceeding such €24,000.

•

If the income or capital gain allocated to Spanish holders of Class A shares is subject to withholding tax outside of Spain, such holders would be allowed to deduct this withholding tax from their Spanish income tax liability, subject to the terms and restrictions set forth in the above paragraphs regarding Corporate Holders and Individual Holders.

•

Disposal of Class A shares by Spanish holders may give rise to taxable capital gain or tax-deductible capital loss to be included in such holders’ taxable income, in accordance with the rules established under CIT Law (in the case of Corporate Holders) or under IIT Law (in the case of Individual Holders).

•

In the case of Corporate Holders, we believe that the capital gains should be calculated by reference to the difference between the transfer value and the acquisition value of Class A shares, and that for these purposes the acquisition value of transferred Class A shares should be increased by the amount of the previous undistributed income allocations during the transferring holder’s holding period that are allocable to such transferred Class A shares, although this is an unclear issue which is not expressly stated in the law. Capital gains realized by Corporate Holders would be taxed at a flat rate of 30%. Capital losses would be deductible in accordance with the rules established under CIT Law.

•

In the case of Individual Holders, such gain or loss would be calculated by reference to the difference between the transfer value and the acquisition value of Class A shares. For these purposes, we also believe that the acquisition value of transferred Class A shares should be increased by the amount of the previous undistributed income allocations during the transferring holder’s holding period that are allocable to such transferred Class A shares, although this is not expressly stated in the law. Capital gains realized by Individual Holders would be taxed at a rate of:

(a)	21% in respect of the first €6,000 of any income received by the Individual Holder;

(b)	25% in respect of any income received by the Individual Holder in an amount between €6,000 and €24,000; and

(c)	27% in respect of the income exceeding such €24,000.

Capital losses would be deductible in accordance with the rules established under IIT Law.

•

If the capital gain realized upon the disposal of Class A shares is subject to withholding tax outside of Spain, Spanish holders would be allowed to deduct this withholding tax from their Spanish income tax liability, subject to the terms and restrictions set forth in the above paragraphs regarding Corporate Holders and Individual Holders.

Prospective holders of Class A shares should be aware of the risk that, for Spanish tax purposes, the Spanish tax authorities could disregard Apollo and any of the companies, partnerships or entities in which Apollo owns an interest, and could try to allocate to Spanish holders of Class A shares any income or capital gain obtained by such a lower-tier entity before such entity makes distributions to Apollo if (i) the lower-tier entity is characterized as a foreign pass-through entity for Spanish tax purposes and (ii) the interest in the lower-tier entity is held by Apollo directly or through another lower-tier entity which is also deemed a foreign pass- through entity for Spanish tax purposes.

Spanish Net Wealth Tax

Spanish Wealth Tax (which was abolished on January 1, 2008) has been reintroduced by means of Royal Decree-law 13/2011, dated September 16, with effects as from tax year 2011. Therefore, Spanish resident Individual Holders are subject to Spanish Net Wealth Tax at a rate ranging from 0.2% to 2.5% on their worldwide net wealth assessed following the rules established in the corresponding regulations (qualifying debts or liabilities shall be deductible for these purposes) as of December 31 of each year and, therefore, including the value of the Class A shares.

Notwithstanding the above, and unless otherwise regulated by the relevant region (Comunidad Autónoma) of residence, Spanish Individual Holders shall be exempt from any Spanish Net Wealth Tax on the first €700,000.00 of their net wealth.

Transfer Tax, Stamp Duty and Capital Duty

Transfers of Class A shares will be exempt from any Spanish Transfer Tax or Value Added Tax. Additionally, no Stamp Duty will be levied on such transfers.

Material Swiss Tax Considerations

The following summary describes the material Swiss tax considerations relating to an investment in Class A shares by holders resident in Switzerland. This summary does not purport to be a comprehensive discussion of all Swiss tax considerations that may be relevant to a holder resident in Switzerland. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Swiss laws and regulations currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of the Class A shares.

In General

Under Swiss tax regulations, an investment in a U.S. limited liability company, such as Apollo, may be treated as an investment in a “company” (rather than in a partnership). This is the case without regard to whether a U.S. election is made to treat the limited liability company as a partnership for U.S. tax purposes, unless the Swiss resident investors holding Class A shares claim the benefits of the U.S. – Switzerland double tax treaty for the distributions from the U.S. limited liability company. However, according to guidelines issued on March 5, 2009 by the Swiss federal tax administration, investments in companies such as Apollo may, from a Swiss tax perspective, be treated in a similar manner as an investment in Swiss collective investment schemes.

In light of the above, Swiss resident holders of Class A shares will be treated in the following manner for Swiss tax purposes:

Income Tax

In General. Capital gains realized by a Swiss resident upon disposal of Class A shares and dividends distributed to our Class A shareholders would be treated differently depending on the qualification of the Swiss resident holder of Class A shares as a private or business investor.

Private Investors. Swiss resident investors who do not qualify as so-called professional securities dealers (“commerçants professionnels de titres”) and who hold Class A shares as part of their private (as opposed to business) assets are hereby defined as Private Investors.

Capital gains realized upon disposal of Class A shares by a Private Investor is generally treated as tax exempt capital gain. Such exemption would, however, not be available if the Class A shares are redeemed by the company or its affiliates in order to cancel them for at least the amount corresponding to the share of accumulated ordinary income as opposed to the accumulated capital gains.

Business Investors. Swiss resident individuals holding Class A shares as part of their business assets as well as Swiss resident legal entities would be liable to income or profit taxes on the gain realized upon disposal of the Class A shares as well as on income generated by distributions to our Class A shareholders. For capital gains, the difference between book value and market value would be included in the taxable income or profits and taxed as such.

Foreign Tax Credit. Persons who are residents in Switzerland may be subject to certain U.S. taxes (e.g., withholding taxes) as a result of an investment in Class A shares. Such taxes may be, subject to certain requirements (such as the securing of a partial relief from U.S. taxes under the U.S. – Switzerland double tax treaty) and limitations, creditable against the Swiss income tax liability.

Cantonal Wealth Tax

Class A shares held by Swiss resident individuals are included in the taxable net wealth and are subject to Cantonal/Communal wealth taxes.

Swiss Transfer Stamp Duty

The issuance of Class A shares will be subject to a Swiss Transfer stamp duty (at the current rate of 0.3%) if a Swiss securities dealer is involved in the transaction either as a party to the transaction or as an intermediary. The notion of Swiss securities dealer is very broad and encompasses Swiss and Liechtenstein banks, securities brokers, and even companies holding in their books taxable securities for an amount exceeding CHF 10 million.

The purchase or sale of Class A shares is subject to a Swiss transfer stamp duty at the current rate of 0.3% if a Swiss securities dealer is involved in the transaction either as a party to the transaction or as an intermediary. Certain exceptions apply.

If the securities dealer is a party to the transaction it will have to settle half of the stamp duty for itself and the other half for the counterparty to the extent that the latter does not qualify as a securities dealer or as an exempt investor (e.g., Swiss or foreign investment schemes). If the securities dealer acts as an intermediary, it will be liable for half of the stamp duty for each party to the transaction that does qualify as a securities dealer or an exempt investor.

Material United Kingdom Tax Considerations

The following summary describes the material United Kingdom (“UK”) tax considerations relating to an investment in Class A shares by holders resident in the UK for UK tax purposes (“UK holders”). This summary does not purport to be a comprehensive discussion of all UK tax considerations that may be relevant to a UK holder. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on UK laws and the published practices of HM Revenue and Customs (“HMRC”) currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect. Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

The following summary applies only to holders who are the beneficial owners of Class A shares and hold such shares for investment purposes, and may not apply to dealers in shares, insurance companies, trustees, collective investment schemes or tax-exempt entities.

General

For UK tax purposes, assuming HMRC maintains its current practice of treating Delaware LLCs as opaque, we should be treated as a company and not as a partnership or other tax transparent entity. Accordingly, UK holders of Class A shares would not generally be subject to UK tax in respect of income or gains that we accrue, or be entitled to relief in respect of losses or expenses that we realize, incur or suffer. Instead, UK holders would be subject to UK tax on distributions which we make to them, which would generally be treated as dividends for UK tax purposes.

Taxes that we or holders of Class A shares incur in respect of income or gains that we accrue may in most cases be regarded for UK double taxation relief purposes as “underlying tax”. Generally speaking, power, no credit would be available against UK taxation on distributions by us, under UK domestic tax law or under any double tax arrangements, for any taxes that we or holders of Class A shares pay in respect of the income, profits or gains out of which we pay such distributions. However, any withholding tax levied in respect of such distributions would generally be creditable where the distribution is taxable for the recipient in the UK.

Taxation of Distributions

An individual UK holder who is liable to UK income tax at no more than the basic rate would be liable to income tax on the distributions at the dividend ordinary rate (10% in 2012-13). An individual UK holder who is liable to UK income tax at the higher rate would be subject to income tax on the dividend income at the dividend upper rate (32.5% in 2012-13). An individual UK holder who is liable to UK income tax at the additional rate would be subject to income tax on the distributions at the dividend additional rate

(42.5% in 2012-13 and 37.5% in 2013-14 when the additional rate is due to be reduced from 50% to 45%). However, individual UK holders should be entitled to a UK tax credit of 1/9 of the dividend income which would reduce the effective rate of tax on gross dividend distributions to 36.1% (2012-13) or 30.6% (2013-14) for additional rate taxpayers, 25% for higher rate taxpayers and eliminating the tax liabilities for basic rate taxpayers.

An individual holder who is resident in the UK but is not ordinarily resident, or is not domiciled, in the UK and who has made an election for the “remittance basis of taxation” in the UK for the relevant tax year would generally be subject to UK income tax on distributions received in that tax year to the extent that sums are remitted in the UK in respect of those distributions. “Remittance” is interpreted broadly and is extended further under certain anti-avoidance legislation.

Corporate holders of Class A shares within the charge to UK corporation tax should generally expect to be exempt from United Kingdom taxation in respect of distributions that we pay on Class A shares where such shares are held for investment purposes.

Taxation of Chargeable Gains

A disposal of Class A shares by a holder who is either resident or, in the case of an individual, ordinarily resident for UK tax purposes in the UK, may, depending on the holder’s circumstances, give rise to a chargeable gain or an allowable loss (including by reference to changes in the U.S. dollar/UK sterling exchange rate) for the purposes of UK taxation of chargeable gains (subject to any available exemptions or relief). A holder who is an individual and who has ceased to be resident or ordinarily resident for UK tax purposes in the UK for a period of less than five years, and who disposes of Class A shares during that period, may, depending on certain further conditions relating to tax years prior to the tax year of his departure, be liable on his return to UK taxation of chargeable gains (subject to any available exemptions or relief).

For a holder within the charge to UK corporation tax, the corporation tax rate will apply to any chargeable gains (the main rate being 24% for 2012-13 and 23% for 2013-14), although an indexation allowance on the cost apportioned to Class A shares should be available to reduce the amount of any chargeable gain realized on a subsequent disposal. An individual holder will be subject to tax on any chargeable gain at the capital gains tax rate (currently 18% for basic rate taxpayers and 28% for higher and additional rate taxpayers) and may also be entitled to reduce the taxable gain by any unutilized amount of his annual capital gains exemption (£10,600 in 2012-13).

UK Stamp Duty and Stamp Duty Reserve Tax (SDRT)

As long as no register of our members or of the holders of any class of our shares is kept in the UK by us or on our behalf, the following position in respect of UK transfer taxes would apply. No UK stamp duty or stamp duty reserve tax (“SDRT”) would be payable in respect of the issue of Class A shares or any certificate representing Class A shares. Transfers of Class A shares or of interests in Class A shares under the system operated by DTC would not be subject to UK SDRT. Stamp duty would also not be payable on a transfer of Class A shares or of interests in Class A shares under the system operated by DTC provided that the instrument of transfer is not executed in the UK nor relates to any property situate, or any matter or thing done or to be done, in the UK. No UK stamp duty or SDRT would be payable in respect of the issue of Class A shares to Euroclear or Clearstream or on the transfer of Class A shares within Euroclear or Clearstream.

Other UK Tax Considerations

Individual holders ordinarily resident in the UK should be aware of the provisions of Chapter 2 of Part 13 of the Income Tax Act 2007 (“ITA”). These anti-avoidance provisions deal with the transfer of assets to overseas persons in circumstances which may render such individuals liable to taxation in respect of our undistributed profits. More generally, individual holders should also be aware of the provisions of Chapter 1 of Part 13 of the ITA and the corresponding provisions applicable to holders within the charge to UK corporation tax in sections 703-709 of the Income and Corporation Taxes Act 1988 that give powers to HM Revenue and Customs to cancel tax advantages derived from certain transactions in securities.

Companies resident in the UK should note that the “controlled foreign companies” or CFC provisions contained in sections 747-756 of the Income and Corporation Taxes Act 1988 could be material to any company so resident that holds alone, or together with certain other associated persons, 25%, or more of the Class A shares, if at the same time we are controlled by companies or any other persons who are resident in the UK for taxation purposes. Persons who may be treated as “associated” with each other for these purposes include two or more companies one of which controls the other(s) or all of which are under common control. The effect of such provisions could be to render such companies liable to UK corporation tax in respect of our undistributed income profits. The rules relating to “controlled foreign companies” have undergone a major review, with significant changes to this legislation contained in the Finance Bill 2012. Broadly speaking, a CFC charge will arise only if a non-UK company is controlled from the UK, none of a number of safe harbor or entity level exemptions apply and the CFC has chargeable profits as defined by a so-called “gateway”. The gateway identifies those profits (if any) which are artificially diverted from the UK and subjects those profits to a CFC charge. We do not anticipate there being a significant risk of a charge under the CFC legislation, either currently or under the proposed legislation if enacted in its current form, but holders should seek their own advice for determining when these provisions could become relevant.

UK resident or ordinarily resident (and if an individual, resident or ordinarily resident and not taxed in the UK on a remittance basis) holders should be aware of the provisions of section 13 of the Taxation of Chargeable Gains Act 1992 under which, in certain circumstances where we would, if UK resident, be a close company, a portion of capital gains realized by us can be attributed to an investor who, alone or together with associated persons, has more than a 10% interest in us.

Material Venezuelan Tax Considerations

The following summary describes the material Venezuelan tax considerations relating to an investment in Class A shares by holders resident in Venezuela. This summary does not purport to be a comprehensive discussion of all Venezuelan tax considerations that may be relevant to a holder resident in Venezuela. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on Venezuelan laws currently in force and as applied on the date of this prospectus, which are subject to change (change in the tax law cannot be applied retroactively. Under the Venezuelan Constitution and the Master Tax Code, any change in the income tax law must be applied only to the fiscal year that follows the date when law is enacted). Prospective holders of Class A shares should consult their own tax advisors to determine the tax consequences to them of acquiring, holding and disposing of Class A shares.

For the purpose of the material Venezuelan tax consequences described herein, we assume that, according to the Venezuelan Income Tax Law, tax residents in Venezuela are: (i) Venezuelan citizens; (ii) individuals who are present in Venezuela for more than 183 days in a tax period or during a former tax period; (iii) companies incorporated or domiciled in Venezuela; (iv) companies that have a permanent establishment (e.g., fixed place of business, office, branch, workshop, factory or natural resource extraction site) in Venezuela. We also assume that, according to the Venezuelan Income Tax Law, any income derived from Class A shares shall be regarded as income from a foreign (Non-Venezuelan) source for Venezuelan tax purposes.

The treaty to avoid double taxation executed between the United States and Venezuela (the “U.S.—Venezuela Treaty”) would be applicable to any income (dividends/interest), received by Venezuelan tax residents in respect of an investment in Class A shares.

The U.S.—Venezuela Treaty establishes that dividends paid from the United States to a Venezuelan tax resident are subject to income tax in Venezuela. Hence, the Venezuelan income tax rules for dividends would apply to dividends paid by us on Class A shares. According to the Venezuelan Income Tax Law dividends received from abroad are subject to income tax at a 34% proportional rate on the gross amount of such dividend.

The U.S.—Venezuela Treaty also establishes that such dividends may be subject to tax in the United States, but that such U.S. tax must not exceed 15% of the gross amount of the dividends. According to the Venezuelan Income Tax Law, the aforementioned tax paid in the United States on dividend income may be credited to the tax payable in Venezuela on the same dividend income.

According to Venezuelan Income Tax Law, interests from Class A shares are subject to tax in Venezuela. The taxable base of such tax will be the net profit of the interests. The applicable tax rate imposed on such profit would vary depending on whether the investor is an individual or a corporate entity as follows:

•	For individuals, the following progressive rates would apply depending on the amount of the profit:

Taxable Income (in Tax Units) (1)	Tax Rate
Up to 2,000	12.00%
Over 2,000 up to 2,500	16.00
Over 2,500 up to 3,000	20.00
Over 3,000	34.00

(1)

1 Tax Unit 2008 = Bs. F 46 (approx. US $21.40).

1 Tax Unit 2009 = Bs. F 55 (approx. US $25.58).

1 Tax Unit 2010 = Bs. F 65 (approx. US $15.11).

1 Tax Unit 2011 = Bs. F 76 (approx. US $17.67).

•	For corporate entities, the following progressive rates would apply depending on the amount of the profit:

Taxable Income (in Tax Units)	Tax Rate
Up to 2,000	15.00%
Over 2,000 up to 3,000	22.00
Over 3,000	34.00

Interests derived from Class A shares may also be subject to tax in the United States according to the U.S.—Venezuela Treaty. However, such tax must not exceed a 10% rate over the gross amount of the interest earned. Under Venezuelan Income Tax Law, such tax paid in the U.S. for interests may be credited against the Venezuelan tax on income and is not limited to the tax payable in Venezuela with respect to the same interests all subject to the tax credit rules established under the Venezuelan Income Tax Law.

Under the U.S.—Venezuela Treaty, capital gain realized on the transfer of Class A shares would only be taxable in Venezuela. Such gain would be treated as ordinary income and, therefore, the same taxable base and the same rates as for interests will apply to individuals and corporate entities.

Any loss realized in connection with an investment in Class A shares could only be allocated to income derived from a foreign (Non-Venezuelan) source.

PLAN OF DISTRIBUTION

We are registering the Class A shares covered by this prospectus to permit the selling shareholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. Under the registration rights agreement covering the Class A shares held by the selling shareholders, we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the Class A shares covered by this prospectus. We will not receive any of the proceeds of the sale of the Class A shares offered by this prospectus. The aggregate proceeds to the selling shareholders from the sale of the Class A shares will be the purchase price of the Class A shares less any discounts and commissions. Each selling shareholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of Class A shares to be made directly or through agents. If any successor to the selling shareholders named in this prospectus wishes to sell under this prospectus, the company will file a prospectus supplement identifying such successors as selling shareholders.

The Class A shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling shareholders and their successors, which includes their donees, pledges or transferees or their successors-in-interest, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling shareholders or the purchasers of the Class A shares. These discounts, concessions, or commissions may be in excess of those customary in the types of transaction involved.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Class A shares may be deemed to be “underwriters” within the meaning of the Securities Act. The selling shareholders identified as registered broker-dealers in the selling shareholders table above (see “Selling Shareholders”) are deemed to be underwriters. As a result, any profits on the sale of the Class A shares by such selling shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The Class A shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the Class A shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of the Class A shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of the Class A shares in the course of hedging their positions;

•	sell the Class A shares short and deliver the Class A shares to close out short positions;

•	loan or pledge the Class A shares to broker-dealers or other financial institutions that in turn may sell the Class A shares;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Class A shares, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Pursuant to a requirement by the Financial Industry Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by the selling shareholders for the sale of any Class A shares being offered by this prospectus.

The Class A shares are listed on the NYSE under the symbol “APO.”

There can be no assurance that any selling shareholder will sell any or all of the Class A shares under this prospectus. Further, we cannot assure you that any such selling shareholder will not transfer, devise or gift the Class A shares by other means not described in this prospectus. In addition, any Class A shares covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Class A shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The Class A shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Class A shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any other person participating in the sale of the Class A shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Class A shares by the selling shareholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Class A shares to engage in market-making activities with respect to the particular Class A shares being distributed. This may affect the marketability of the Class A shares and the ability of any person or entity to engage in market- making activities with respect to the Class A shares.

We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Class A shares to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of Class A shares.

The Class A shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Class A shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and complied with.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the Class A shares offered by this prospectus.

EXPERTS

The consolidated financial statements, incorporated herein by reference from the Apollo Global Management, LLC Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the Class A shares offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement on Form S-3 and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the Class A shares, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

Anyone may inspect the registration statement on Form S-3 and its exhibits and schedules without charge at the public reference facilities the Commission maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Commission upon the payment of certain fees prescribed by the Commission. You may obtain further information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also inspect these reports and other information without charge at the website maintained by the Commission. The address of this website is http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act and are required to file reports and other information with the Commission. You can inspect and copy these reports and other information at the public reference facilities maintained by the Commission at the address noted above. You can also obtain copies of this material from the Public Reference Room as described above, or inspect them without charge at the Commission’s website. We furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at www.agm.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our Class A shares.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Apollo Global Management, LLC since the date of this prospectus.

Apollo Global Management, LLC

Class A Shares

PROSPECTUS

July 25, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the Class A shares being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission and the New York Stock Exchange.

Listing Fee—New York Stock Exchange	—
Fees and Expenses of Counsel	$60,000
Printing Expenses	5,000
Fees and Expenses of Accountants	15,000
Filing Fee—Securities and Exchange Commission	47,257.89

Total	$127,257.89

ITEM 15	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 107 of the Delaware Limited Liability Company Act empowers us to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever. Pursuant to Section 6.20 of our Amended and Restated Limited Liability Company Agreement, we will generally indemnify our members, managers, officers, directors and affiliates of the managers and certain other specified persons to the fullest extent permitted by the law against all losses, claims, damages or similar events. We currently maintain liability insurance for our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

ITEM 16	EXHIBITS

(a)	Exhibits

Exhibit Number	Description

4.1	Specimen Certificate evidencing the Registrant’s Class A shares, incorporated by reference from Exhibit 4.1 to Amendment No. 8 to Form S-1 filed on March 21, 2011

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding validity of the Class A shares registered

Exhibit Number	Description

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain tax matters

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibits 5.1 and 8.1)

24.1	Power of Attorney (included in signature page)

*	Filed herewith.

ITEM 17	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	if the registrant is relying on Rule 430B,

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) (a)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Apollo Global Management, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 25th day of July, 2012.

APOLLO GLOBAL MANAGEMENT, LLC

By:	AGM Management, LLC,
its Manager

By:	BRH Holdings GP, Ltd.
its Sole Member

By:	/S/ JOHN J. SUYDAM
	Name:	John J. Suydam
	Title:	Chief Legal Officer and Chief Compliance Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Leon D. Black, Gene Donnelly and John J. Suydam, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 25th day of July, 2012.

Signature	Title

/S/ LEON D. BLACK Leon D. Black	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/S/ JOSHUA J. HARRIS Joshua J. Harris	Director

/S/ MARC J. ROWAN Marc J. Rowan	Director

/S/ GENE DONNELLY Gene Donnelly	Chief Financial Officer (Principal Financial Officer)

/S/ BARRY J. GIARRAPUTO Barry J. Giarraputo	Chief Accounting Officer and Controller (Principal Accounting Officer)

/S/ MICHAEL DUCEY Michael Ducey	Director

/S/ PAUL FRIBOURG Paul Fribourg	Director

/S/ A.B. KRONGARD A.B. Krongard	Director

/S/ PAULINE RICHARDS Pauline Richards	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen Certificate evidencing the Registrant’s Class A shares, incorporated by reference from Exhibit 4.1 to Amendment No. 8 to Form S-1 filed on March 21, 2011

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding validity of the Class A shares registered

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain tax matters

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibits 5.1 and 8.1)

24.1	Power of Attorney (included in signature page)

*	Filed herewith.